UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.    )

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CLARCOR Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of
Annual Meeting of Shareholders

The Annual Meeting of Shareholders of CLARCOR Inc. (the “Company”) will be held at the offices of Bass Berry & Sims PLC, 150 Third Avenue South, Suite 2800, Nashville, TN, 37201, on Tuesday, March 24, 2015 at 9:00 A.M., Central Time, for the following purposes:

1.	To elect as Directors the three nominees named in the attached Proxy Statement for a term of three years each;

2.	To approve, on an advisory and non-binding basis, the Company’s executive compensation programs and practices as described in the Proxy Statement;

3.	To vote upon a shareholder proposal relating to sustainability reporting, if properly presented at the meeting;

4.	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm to audit the Company’s financial statements for the fiscal year ending November 28, 2015; and

5.	To transact such other business as may properly come before the meeting or any adjournment thereof.

Only holders of CLARCOR Common Stock of record at the close of business on Friday, February 6, 2015 are entitled to receive notice of and to vote at the meeting or any adjournment thereof.

Whether or not you plan to attend the meeting, you are requested to vote on these proposals. In the event that you do not attend and vote at the Annual Meeting, you can vote in one of three ways: (i) sign and date the enclosed proxy and return it promptly in the envelope enclosed for that purpose; (ii) vote by internet pursuant to the instructions on the enclosed proxy card; or (iii) vote by telephone pursuant to the instructions on the enclosed proxy card. Your vote is important and very much appreciated.

/s/ Richard M. Wolfson
Richard M. Wolfson
Secretary

PLEASE SIGN AND DATE THE ACCOMPANYING PROXY
AND MAIL IT PROMPTLY.

Franklin, Tennessee
February 20, 2015

i

ii

CLARCOR Inc.
840 Crescent Centre Drive, Suite 600
Franklin, Tennessee 37067

PROXY STATEMENT

Annual Meeting of Shareholders

This Proxy Statement and the accompanying proxy are being mailed to shareholders of CLARCOR Inc. (the “Company”) on February 20, 2015. They are being furnished in connection with the solicitation of proxies by the Company’s Board of Directors (the “Board”) for use at the Annual Meeting of Shareholders to be held at the offices of Bass Berry & Sims PLC, 150 Third Avenue South, Suite 2800, Nashville, TN, 37201, on Tuesday, March 24, 2015 at 9:00 A.M., Central Time, for the purposes set forth in the Notice of Annual Meeting of Shareholders. Directions to the Annual Meeting and information on how to vote in person can be obtained on-line at www.clarcorproxy.com or by contacting the Company’s Secretary, Richard M. Wolfson, at 840 Crescent Centre Drive, Suite 600, Franklin, Tennessee 37067, telephone: (615) 771-3100.

A shareholder may vote by executing the proxy card or vote via the internet or by telephone pursuant to the instructions on the proxy card. A shareholder who gives a proxy may revoke it at any time before it is voted by giving written notice of the termination thereof to the Secretary of the Company, by filing with him another proxy or by attending the Annual Meeting and voting his or her shares in person.

All valid proxies delivered pursuant to this solicitation, if received in time and not revoked, will be voted. If no specifications are given by the shareholder executing the proxy card, valid proxies will be voted (a) for the election of the three individuals nominated for election to the Board named herein, (b) for the approval, on an advisory and non-binding basis, of the compensation of the Company’s named executive officers as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, in this Proxy Statement, (c) against the shareholder proposal relating to sustainability reporting, (d) for the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm to audit the books and accounts of the Company for the fiscal year ending November 28, 2015, and (e) in the discretion of the appointed proxies, upon such other matters as may properly come before the meeting.

As of February 6, 2015 (the record date for the Annual Meeting), the Company had outstanding 50,204,096 shares of Common Stock, constituting the only class of voting securities of the Company outstanding, and each outstanding share is entitled to one vote on all matters to be voted upon. Only holders of CLARCOR Common Stock of record at the close of business on February 6, 2015 are entitled to notice of and to vote at the meeting. A majority of the shares of Common Stock issued and outstanding and entitled to vote at the meeting, present in person or represented by proxy, will constitute a quorum for purposes of the Annual Meeting. Proxies received but marked as abstentions and broker non-votes (as defined below under “Voting Matters”) will be included in the calculation of the number of shares considered to be present at the meeting.

Voting Matters

If a quorum is present at the Annual Meeting, the outcome of the Proposals to be voted on will be determined as follows:

●	With respect to Proposal 1 (Election of Directors), the three directors receiving the greater number of votes will be elected.
●	With respect to Proposal 2 (Advisory Vote on the Company’s Executive Compensation Programs and Practices); Proposal 3 (Vote on Shareholder Proposal Relating to Sustainability Reporting); and Proposal 4 (Ratification of the Appointment of PricewaterhouseCoopers LLP), these will be approved if they receive the affirmative vote of a majority of the shares of Common Stock of the Company present in person or represented by proxy at the meeting and entitled to vote at the meeting.

If your shares are held by a bank, brokerage firm or other nominee, you are considered the “beneficial owner” of shares held in “street name”. In such case, these proxy materials are being forwarded to you by your bank, brokerage firm or other nominee (the “record holder”), along with a voting instruction card. As the beneficial owner, you have the right to direct your record holder how to vote your shares, and the record holder is required to vote your shares in accordance with your instructions. In addition, as the beneficial holder of shares, you are entitled to attend the Annual Meeting. If you are a beneficial owner, however, you may not vote your shares in person at the meeting unless you obtain a legal proxy, executed in your favor, from the record holder of your shares.

Pursuant to New York Stock Exchange (“NYSE”) Rule 452, if your shares are held in street name and you do not give voting instructions to the record holder, the record holder will not be permitted to vote your shares with respect to Proposals 1, 2 and 3, and your shares will be considered “broker non-votes” with respect to these proposals. However, the record holder will be entitled to vote your shares with respect to Proposal 4 even if you do not give voting instructions.

Broker non-votes will be treated as shares present for quorum purposes, but not entitled to vote. Therefore, broker non-votes will not affect the outcome of Proposals 1, 2 or 3.

Abstentions will have no effect on Proposal 1. With respect to Proposals 2, 3 and 4, abstentions will be treated as shares present for quorum purposes and entitled to vote, so they will therefore be equivalent to a vote against such proposals.

We know of no business to be conducted at the Annual Meeting other than Proposals 1, 2, 3 and 4. The Company’s bylaws require shareholders to give advance notice of any proposal intended to be presented at the meeting. The deadline for this notice has passed and we did not receive any such notice made in compliance with the Company’s bylaws other than in respect of Proposal 3. If any other matter properly comes before the shareholders for a vote at the Annual Meeting, the proxy holders named in the proxy cards will vote your shares in accordance with their best judgment.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on March 24, 2015:

The following Proxy materials are available for you to review online at: www.clarcorproxy.com:

●	This Proxy Statement;
●	Form of Proxy card;
●	The Company’s Annual Report for the fiscal year ended November 29, 2014 (which is not deemed to be part of the official proxy soliciting materials); and
●	Any amendments to the foregoing materials that are required to be furnished to shareholders.

In accordance with Securities and Exchange Commission (“SEC”) rules, the foregoing website does not use “cookies”, track user moves or gather any personal information.

In addition, you may request a copy of any of the above materials by calling 1-800-252-7267, pressing “0” and asking to be connected to the Company’s Secretary, Richard M. Wolfson, or by sending an e-mail setting forth a valid mailing address to: investor@clarcor.com.

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

Nominees for Election to the Board

The Company’s Certificate of Incorporation provides for a board of directors consisting of not less than nine directors divided into three classes, with each class to be as nearly equal in number as possible. One class of directors is elected at each Annual Meeting of Shareholders. The Board is currently comprised of nine directors, three of whom are up for re-election this year.

The three nominees for election at the Annual Meeting are Messrs. James W. Bradford, Jr., Wesley M. Clark and James L. Packard. All of the nominees are current directors whose terms in office expire this year, and all of these individuals currently serve as directors of the Company. Messrs. Bradford and Packard were previously elected by the shareholders of the Company, while Mr. Clark was appointed by the Board on March 26, 2013.

All of the nominees have been recommended by the Director Affairs/Corporate Governance Committee and by the entire Board for re-election to our Board, and all of the nominees have consented to serve if elected. In the event any of these nominees is unable to serve as a director, the shares represented by the proxy will not be voted with respect to such individual. The Board has no reason to believe that any of the nominees will be unable to serve.

If elected, Messrs. Bradford, Clark and Packard will hold office for a three-year period ending in 2018, or until their respective successors are duly elected and qualified; provided, however, it is anticipated that Mr. Packard will retire from the Board on the date of the Company’s 2017 Annual Meeting of Shareholders, in keeping with the Company’s current mandatory retirement age policy for non-employee directors.

Information Concerning Nominees and Directors

The following are the current directors of the Company (including the nominees), their ages, the year in which each first became a director, their principal occupations or employment during at least the past five years, other directorships held with public companies within the last five years, and information regarding their respective qualifications to serve as directors of the Company:

Name	Age	Director Since	Year Term as Director Expires
*James W. Bradford, Jr.	67	January 20, 2006	2015

Mr. Bradford retired on July 1, 2013 as the Dean of the Owen Graduate School of Management, Vanderbilt University, Nashville, Tennessee (“Owen”), a position that he held since 2004. From November 2002 until 2004 he was the Associate Dean of Corporate Relations of Owen. From 1999 to 2001 he was the President and Chief Executive Officer of United Glass Corporation (“United Glass”), a large national fabricator of flat glass. Prior to becoming CEO, Mr. Bradford was General Counsel of United Glass. From 1992 until 1999 Mr. Bradford served as President and CEO of AFG Industries, Inc., a leading manufacturer, fabricator and distributor of flat and automotive glass in the Americas. Mr. Bradford is a director of three other publicly traded US corporations: Cracker Barrel Old Country Store, Inc. (“Cracker Barrel”), Genesco Inc. (“Genesco”) and Granite Construction Incorporated, and sits on other advisory and academic boards and councils and teaches business classes at Owen. Mr. Bradford is the non-executive Chairman of Cracker Barrel and the lead independent director of Genesco.

As the former leader of one of the United States’ preeminent business schools and a business professor, Mr. Bradford regularly interacts with leading business executives, academicians and practitioners around the globe, which has provided significant benefits to the Company, including in the area of executive recruitment and corporate governance. His service on other public company boards and his experience as the non-executive Chairman of Cracker Barrel and lead independent director of Genesco have also made him a leader on the Company’s board in the area of corporate governance. Additionally, Mr. Bradford’s executive experience in leading a large and acquisitive industrial company provided him with practical and actual experience that is highly relevant to the Company’s business and has made Mr. Bradford a resource for the Company’s management team.

Name	Age	Director Since	Year Term as Director Expires
Robert J. Burgstahler	70	December 18, 2000	2016

Mr. Burgstahler is a former senior executive of 3M Company (“3M”), St. Paul, Minnesota. He served as 3M’s Senior Vice President, Business Development and Corporate Services from 2002 until 2003, and Vice President, Finance and Administrative Services from 2000 to 2002. Mr. Burgstahler was President and General Manager of 3M Canada from 1998 to 2000 and Staff Vice President Taxes of 3M from 1995 to 1998.

Mr. Burgstahler brings an exceptionally strong finance and management background to the Board. His experience in all aspects of financial reporting and financial management for a large multinational corporation has made him a valuable resource for the Company and its management. In addition, Mr. Burgstahler’s executive experience in having led 3M Canada, a large international business unit of 3M, has been valuable to the Company in its efforts to grow outside of the United States.

In recognition of his strength as a director, Mr. Burgstahler serves as the Company’s Lead Director, as described further below in this Proxy Statement, under the heading “Board Leadership”.

*Wesley M. Clark	62	March 26, 2013	2016

Mr. Clark served as the Chief Executive Officer of Morton Salt, Inc., North America’s leading supplier of consumer, industrial and commercial salt products, from 2007 until 2009. From 2004 until 2007, Mr. Clark was an Operating Partner with Advent International Global Private Equity (“Advent”), a large international private equity firm, and from 2001 until 2004, he served as President, Chief Operating Officer and a board member of W.W. Grainger, Inc., North America’s leading distributor of maintenance, repair and operating supplies.

Mr. Clark currently serves as an Operating Partner with Advent, as the Non-Executive Chairman of the Board of Patriot Supply Holdings, Inc. and Distribution International, Inc., as a board member of American Builders & Contractors Supply Co., Inc. and Uline Corporation, and as a member of the Supervisory Board of K+S Ag, a large publicly traded mining company headquartered in Kassel, Germany.

Mr. Clark’s experience at the helm and on the boards of some of the country’s largest commercial distribution companies is valuable to the Company as it seeks to expand distribution channels and enter new markets. Mr. Clark also has significant experience in evaluating and structuring significant acquisitions and divestitures and has provided meaningful assistance and advice to Company management in this regard.

Christopher L. Conway	59	March 27, 2012	2016

Mr. Conway was appointed Chief Executive Officer of the Company on December 13, 2011, a director on March 27, 2012, and Chairman of the Board effective November 30, 2012. Mr. Conway served as President and Chief Operating Officer of the Company from July 2010 until December 2011, as the President of the Company’s PecoFacet division from 2007 until 2010, and as the Vice President of Manufacturing of Baldwin Filters, Inc., the Company’s largest subsidiary, from 2006 until 2007. Mr. Conway does not currently serve on the boards of any other companies.

Mr. Conway has approximately 28 years of experience in the filtration industry, in a variety of operational, strategic and research and development capacities. Mr. Conway has a wealth of operational and management experience in filtration related businesses, for both the Company as well as one of the Company’s most significant competitors. Mr. Conway’s experience and knowledge with respect to filtration applications, end-markets and technologies, as well as his first-hand knowledge of several of the Company’s largest and most strategically important business units, is what led the Board to select him as the Company’s Chief Executive Officer. This experience and knowledge, combined with Mr. Conway’s tenure with the Company, facilitates his service as Chairman and better enables the Board to set the strategic path for the Company and its operating units.

Name	Age	Director Since	Year Term as Director Expires
Paul Donovan	67	March 24, 2003	2015

Mr. Donovan served as Senior/Executive Vice President and Chief Financial Officer of Wisconsin Energy Corporation, a holding company with subsidiaries primarily in utility businesses, from August 1999 until June 2003, and retired as a special advisor to the Chairman of that company in February 2004. Mr. Donovan was the Executive Vice President and Chief Financial Officer of Sundstrand Corporation from December 1988 to June 1999. Mr. Donovan is a director of one other publicly traded U.S. corporation: Woodward, Inc.

Mr. Donovan brings an exceptionally strong finance and management background to the Board. His expertise in all aspects of financial reporting and financial management for large industrial corporations has made him a valuable resource for the Company and its management, and qualifies him as a financial expert for the Audit Committee, which Committee he currently chairs. His experience on other public company boards has provided significant benefits to the Company and the Board, including in the areas of corporate governance and executive compensation.

Mark A. Emkes	61	June 25, 2010	2017

For more than five years and until his retirement effective on February 28, 2010, Mr. Emkes was the Chairman and Chief Executive Officer of Bridgestone Americas, Inc. and Bridgestone Americas Holdings, Inc., the world’s largest tire and rubber company. He was also President of Bridgestone Americas, Inc. from January 2009 until his retirement. Mr. Emkes served as a director of Bridgestone Corporation from April 1, 2004 through February 28, 2010. Mr. Emkes currently serves as a director of three other publicly traded US corporations: Corrections Corporation of America, Inc., Greif, Inc. and First Horizon National Corporation. From 2010 until 2013, Mr. Emkes served as the State of Tennessee’s Commissioner of Finance and Administration, a state-level cabinet position.

Mr. Emkes’ experience as a former chief executive officer of a major multinational industrial firm and the significant time that Mr. Emkes spent living and operating businesses outside of the United States, including the United Arab Emirates, Spain, Mexico and Brazil, make him a valuable director for the Company as it continues its international growth efforts. In addition, Mr. Emkes has significant marketing and distribution experience in aftermarket sales channels that are important to many of the Company’s key operating businesses. Finally, his experience on other public company boards provides significant benefits to the Company and the Board.

Robert H. Jenkins	71	March 23, 1999	2017

Mr. Jenkins is the retired Chairman of Hamilton Sundstrand Corporation, Rockford, Illinois, an aerospace and industrial company that resulted from a merger with United Technologies Corporation in 1999. He served as Chairman, President and Chief Executive Officer of predecessor Sundstrand Corporation (“Sundstrand”) from 1997 to 1999 and as President and Chief Executive Officer of Sundstrand from 1995 to 1997. Mr. Jenkins is a director of three other publicly traded U.S. corporations: Acco Brands Corporation (“Acco”), AK Steel Holding Corporation (“AK Steel”) and Jason Industries, Inc. (“Jason”). Mr. Jenkins currently serves as the independent lead director of AK Steel and the chairman of the compensation committee of Jason. Mr. Jenkins formerly served as a director of Solutia, Inc. from 1997 to 2008.

Mr. Jenkins’ experience as the chief executive officer of a publicly held major industrial firm and his business and operational experience at a number of companies in other industries brings a wealth of relevant experience to the Board and has made Mr. Jenkins a resource for the Company and its management team. In addition, Mr. Jenkins’ extensive corporate governance experience as an independent lead director for Acco and AK Steel has been and continues to be valuable to the Company and the Board.

Name	Age	Director Since	Year Term as Director Expires
Philip R. Lochner, Jr.	71	June 17, 1999	2017

Mr. Lochner was the Senior Vice President and Chief Administrative Officer, Time Warner, Inc., New York, NY (“Time Warner”) from 1991 to 1998, and a Commissioner of the United States Securities and Exchange Commission from 1990 to 1991. Mr. Lochner is currently a director of two other publicly traded U.S. corporations: Crane Co. and CMS Energy Corporation (where he serves as the Presiding Director). In the past ten years, he has also served as the director of Adelphia Communications (post-Chapter 11 filing); Apria Healthcare; Gtech Holdings Corporation; Gentiva Health Services, Inc.; Monster Worldwide, Inc. and Solutia Inc., and as a director of the National Association of Securities Dealers and the American Stock Exchange.

At various times during his tenure with Time Warner, Mr. Lochner’s duties included oversight of certain shareholder relations, legal, internal audit, executive compensation, real estate, human resources and other functions. As a former SEC Commissioner and a current and former director of public companies, Mr. Lochner has significant experience in the area of corporate governance as well as securities and disclosure matters, and is a valuable resource to the Board and to management in these areas. Additionally, the management and administrative expertise in the functional areas described above that Mr. Lochner gained as a senior executive of Time Warner make him a valuable member of the Board and a resource to the Company and to management.

*James L. Packard	72	June 22, 1998	2015

Mr. Packard is the former Chairman, President and CEO of Regal-Beloit Corporation (“Regal Beloit”), a worldwide manufacturer of mechanical power transmission equipment, electric motors and controls, and electric power generators headquartered in Beloit, WI. He served as Executive Chairman of Regal Beloit from April 2005 to December 2006, Chairman from 1986 to April 2005, President from 1980 to 2002 and Chief Executive Officer from 1984 to 2005. Mr. Packard is currently a director of two other publicly traded U.S. corporations: The Manitowoc Company, Inc. and Douglas Dynamics, Inc., and is also a director of First National Bank and Trust, located in Beloit, WI, and ABC Supply, located in Beloit, WI. Mr. Packard previously served on the Boards of two other companies that were publicly listed during the time of Mr. Packard’s service on their boards: Elco Corporation, and Gehl Company.

Mr. Packard served on the Board of Governors of the American Stock Exchange (AMEX) and was a member of the Executive Committee, the Board Oversight Committee on Specialist Unit Structure, and the Listed Company Advisory Committee. He was on the Board of Governors at the time AMEX merged with NASD, and after the merger he served as a member of the Listing and Hearing Review Council of the NASD.

Mr. Packard’s experience as a former chief executive officer of a publicly held major industrial firm and his experience on the boards of companies in other industries are highly relevant to his duties on the Board and have made Mr. Packard a resource for the Company and its management team. In addition, Mr. Packard’s extensive experience in the area of corporate governance make him an effective Chairman of the Company’s Director Affairs/Corporate Governance Committee, in which capacity he has served since 2005.

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*       Nominees for election to terms expiring in 2018

Vote Required

A shareholder may mark the accompanying form of proxy to (i) vote for all nominees, (ii) withhold votes from all nominees, or (iii) vote for one or more nominees while withholding votes from one or more specified nominees. If a quorum is present at the Annual Meeting, the three directors receiving the greatest number of votes will be elected. As there are precisely three nominees, any director receiving any votes will be elected.

Pursuant to NYSE Rule 452, the uncontested election of directors may not be voted upon by banks, brokerage firms or other nominees holding shares in street name without instruction from beneficial owners. Consequently, proxies submitted by banks, brokerage firms or other nominees holding shares in street name may not, in the absence of specific instructions from beneficial owners, vote the shares in favor of a nominee or withhold votes from a nominee at the discretion of the bank, brokerage firm or other nominee.

If no voting specification is made on a properly returned or voted proxy card, the proxies named on the proxy card will vote FOR the election of Messrs. Bradford, Clark and Packard as directors of the Company in accordance with the Board’s recommendation below. As noted earlier in this Proxy Statement, broker non-votes and abstentions will not affect the outcome of our director elections.

The Board of Directors recommends a vote FOR the election of Messrs. Bradford, Clark and Packard as directors of the Company.

CORPORATE GOVERNANCE

Independence

NYSE corporate governance rules require that the board of directors of a listed company consists of a majority of independent directors. The Company’s Board currently has, and previously has had, a majority of independent directors. Eight of the nine current members of the Board are independent; only Mr. Conway is not.

Pursuant to the NYSE corporate governance rules, the Board has adopted categorical independence standards to provide assistance in the determination of director independence. The categorical standards are set forth below and provide that a director will not qualify as an independent director if:

(i)	The director is, or has been within the last three years, an employee of the Company, or an immediate family member of the director is, or has been within the last three years, an executive officer of the Company;

(ii)	The director has received, or has an immediate family member who has received, during any twelve month period within the last three years, more than $120,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service)[1];

(iii)	The director is a current partner or employee of the Company’s external audit firm, or was within the past three years a partner or employee of such firm and personally worked on the Company’s audit within that time;

(iv)	The director has an immediate family member who (a) is a current partner of a firm that is the Company’s external auditor, (b) is a current employee of such firm and participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice or (c) was within the past three years a partner or employee of such firm and personally worked on the Company’s audit within that time;

(v)	The director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee;

(vi)	The director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeded the greater of $1 million or 2% of such other company’s consolidated gross revenues; or

(vii)	The director or an immediate family member is a current officer, director or trustee of a charitable organization where the Company’s annual discretionary charitable contributions to the charitable organization are more than the greater of (i) two percent (2%) of that organization’s total annual charitable receipts, or (ii) $1,000,000.

For purposes of the categorical standards, immediate family member generally includes a director’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares the director’s home.

The Board has affirmatively determined, assisted by the categorical independence standards set forth above, that none of the outside Directors has a material relationship with the Company (either directly or as a partner, shareholder, officer, employee or trustee of an organization that has a relationship with the Company). In making its determination with respect to all of the outside directors other than Mr. Donovan (who is separately discussed below), the Board considered (i) affirmative representations made by each director attesting to the lack of any commercial, banking, consulting, legal, accounting, charitable or familial relationships between such director (or persons or organizations with which a director has an affiliation) and the Company; and (ii) affirmative representations by the Company’s management that no such relationships exist to the knowledge of management.
____________________

1	The commentary to the NYSE rules clarify, however, that this categorical standard described in clause (ii) does not apply with respect to a director’s immediate family member who is employed by the Company in a capacity other than an executive officer.

Applying the foregoing, the Board has determined that each of Messrs. Bradford, Burgstahler, Clark, Emkes, Jenkins, Lochner and Packard is independent under the NYSE corporate governance rules.

The Board has also determined that Mr. Donovan is independent under the NYSE corporate governance rules. In January of 2012, the Company hired Mr. Donovan’s son-in-law, David Janicek, to serve as the Company’s Vice President - Corporate Controller, a position in which Mr. Janicek continues to serve. The Corporate Controller position reports to the Company’s Chief Financial Officer, David Fallon, and is not an executive officer of the Company, including as such term is defined under the rules of the NYSE and the SEC.

As described in greater detail in the Company’s Proxy Statement filed with the SEC on February 17, 2012, an independent third party recruiter identified Mr. Janicek to the Company with no input or suggestion by Mr. Donovan, and Mr. Donovan had no input into the hiring process. After the relationship became known, a special committee of the Board, consisting of the chairmen of each of the Board’s standing committees, comprehensively evaluated and approved the hiring of Mr. Janicek, and determined that such hiring would not impact Mr. Donovan’s independence and would be in the best interest of the Company, before an offer was extended to him.

Each year, the Board (with Mr. Donovan recused) reevaluates Mr. Donovan’s independence and any potential conflict of interest, and in doing so considers certifications from Mr. Donovan and input from the Company’s General Counsel attesting to the absence of any changes in facts or circumstances arising over the previous 12 months that might change the Board’s prior analyses and findings. The Board also solicits input from the Company’s CEO, CFO and General Counsel regarding Mr. Janicek’s performance, their perception of his relationship with Mr. Donovan, and their confirmation that no conflict of interest has arisen or is foreseen to arise.

In light of this analysis, on January 24, 2015, the Board once again unanimously and affirmatively resolved that Mr. Donovan is independent and Mr. Janicek’s employment does not present a conflict of interest.

Meetings and Fees

The Board held seven meetings during fiscal 2014. Each of the Company’s directors attended at least 75% of the aggregate of all meetings of (i) the Board and (ii) the Committees of the Board of which he served during fiscal 2014.

In fiscal 2014, directors who were not employees of the Company received (a) an annual retainer of $45,000 payable in cash or shares of the Company’s Common Stock, at the director’s option; (b) a fee of $1,500 payable for each Board and Committee meeting attended in person; (c) a fee of $1,000 for each Board and Committee meeting attended by telephone; and (d) annual fees payable to the Company’s Lead Director and the Chairmen of the Committees of the Board as follows: (i) Lead Director, $25,000; (ii) Audit Committee Chairman, $10,000; (iii) Director Affairs/Corporate Governance Committee Chairman, $6,500; and (iv) Compensation Committee Chairman, $6,500. Board members also received reimbursement for travel expenses and the equity grants referred to below. All of the annual amounts referenced above are payable on the date of the Company’s annual meeting.

Each year the Director Affairs/Corporate Governance Committee reviews the compensation payable to the Company’s directors, and in fiscal 2014 the Committee also engaged Frederic W. Cook & Co., Inc. (“FWC”) as its independent advisor to assist the Committee in evaluating director compensation. The Committee and FWC considered data comparing the Company’s director compensation levels with median levels of director compensation derived from a national, general industry survey and also utilized the same peer group that the Company uses for purposes of executive compensation benchmarking (discussed in the “Compensation Discussion and Analysis” below). This review showed that the Company’s overall director compensation levels were generally consistent with the median director compensation levels among the Company’s peer group (see “Compensation Discussion and Analysis” for a description of the Company’s peer group), but that compensation in respect of service as a committee chairman was generally below median.

In fiscal 2014 the Committee, with FWC’s assistance, also considered whether the Company would be better served by eliminating Board and committee meeting fees and transitioning to a retainer-only approach. As part of this analysis, the Committee considered a variety of factors and reached a number of conclusions, including the following:

●	The Company should promote interaction between and among directors, the Board, Board committees and management, and the Committee concluded that eliminating meeting fees would enhance such interaction by removing a potential barrier thereto (i.e., concern about cost).

●	The Committee considered whether eliminating meeting fees would be likely to have an adverse impact on director attendance at Board or committee meetings and determined it would not. The Committee concluded that meeting fees are not material in amount and the Board is proactive about ensuring that directors attend meetings.

●	The Committee concluded that it would be administratively easier for the Company to pay directors once per year rather than make periodic, meeting-based, payments to directors for their Board and committee service.

Based on the foregoing analysis, the Committee recommended, and the Board unanimously agreed, that effective as of the 2015 Annual Meeting:

●	The annual retainer payable to non-employee directors (in cash or Company stock at the director’s election) will be increased to $70,000 from its current level of $45,000 for any director who is not a member of the Audit Committee, and to $75,000 for Audit Committee members;

●	Annual committee chairmanship fees will be increased to the following levels: $15,000 for the Audit Committee chairman (increased from $10,000); $10,000 for the Compensation Committee Chairman (increased from $6,500); and $7,500 for the Director Affairs/Corporate Governance Committee chairman (increased from $6,500); and

●	The Company will no longer pay individual meeting fees except in special circumstances (such as insolvency, corporate combination transactions or other matters where the number and duration of meetings is anticipated to be significantly above historical expectations), in which case meeting fees will be at the rates in effect during fiscal 2014 (i.e., $1,500 for in-person meetings and $1,000 for telephonic meetings).

In determining the increase in the annual retainer and chairmanship fees referenced above, the Committee and the Board considered a number of factors, including the typical number of Board and committee meetings held each year and the level of time commitment and effort required by each committee of its respective members. The Committee and the Board found that the increases were correlated to such considerations, reasonable in amount and in the best interest of the Company.

Under the Company’s shareholder-approved 2014 Incentive Plan (the “2014 Incentive Plan”), on the date a person first becomes a non-employee director, and annually thereafter on the date of each annual meeting of shareholders, such person has the option to receive a grant of shares of the Company’s Common Stock with an aggregate fair market value equal to and in lieu of the amount of the annual retainer for non-employee directors. In fiscal year 2014, no director exercised this option and, thus, all directors received their retainers in cash.

The 2014 Incentive Plan provides that the Director Affairs/Corporate Governance Committee each year will determine the number and form of equity incentive grants payable to directors. For fiscal 2014, the Director Affairs/Corporate Governance Committee recommended, and the Board approved, that the Company issue to each non-employee director shares of common stock having an aggregate grant date value of $110,000, the same amount paid in fiscal 2013. On January 24, 2015, the Committee once again determined that in respect of their service for fiscal year 2015 all non-employee directors should receive common stock having an aggregate fair market value of $110,000. Consequently, on March 24, 2015 (the date of the Annual Meeting), each non-employee director will receive shares of common stock with a fair market value of $110,000 (rounded up to avoid fractional share issuances), which shares will vest immediately upon issuance. This share award will be made pursuant to the 2014 Incentive Plan.

Pursuant to the Company’s Deferred Compensation Plan for Directors, a non-employee director may elect to defer receipt of the cash fees or stock awards to which he is entitled until the date that the participant ceases being a director of the Company, a specific future date selected by the participant or a date on which the participant reaches a specified age. Deferral elections must be made by no later than November 30 of the year prior to the year in respect of which cash fees are paid or stock awards are made, and once made may not be changed, except in the event of death, disability or change of control of the Company. Any deferred cash earns interest at the prime rate announced quarterly by JP Morgan Chase Bank, or its successor.

The following table sets forth the compensation paid to the Company’s non-employee directors (or, if applicable, to their respective deferred compensation accounts) during fiscal year 2014:

DIRECTOR COMPENSATION FOR FISCAL YEAR 2014

				Change in
				Pension Value &
	Fees			Non-qualified
	Earned			Deferred
	or Paid	Stock	Option	Compensation	All Other
	in Cash(1)	Awards(2)	Awards(3)	Earnings(4)	Compensation	Total
Name	($)	($)	($)	($)	($)	($)
JAMES W. BRADFORD, JR.	72,500	110,052	—	—	—	182,552
ROBERT J. BURGSTAHLER	101,000	110,052	—	—	—	211,052
WESLEY M. CLARK	70,000	110,052	—	—	—	180,052
PAUL DONOVAN	86,000	110,052	—	1,686	—	197,738
MARK A. EMKES	69,500	110,052	—	—	—	179,552
ROBERT H. JENKINS	68,000	110,052	—	—	—	178,052
PHILIP R. LOCHNER, JR.	80,000	110,052	—	—	—	190,052
JAMES L. PACKARD	73,500	110,052	—	—	—	183,552
__________________

(1)	Represents the amount of cash compensation earned by each director in fiscal 2014 for Board and Committee service, before any deferrals under the terms of the Company’s Deferred Compensation Plan for Directors. No director opted to receive stock in lieu of cash compensation for his annual retainer.

(2)	Represents the aggregate grant date fair value of stock awarded, computed in accordance with FASB ASC Topic 718, using the closing market price of Company stock on the grant date. There were no unvested stock awards held by any non-employee director as of the end of fiscal 2014. The number of shares of stock held by each non-employee director of the Company as of the end of fiscal 2014 is set forth in the column entitled “Shares Owned Outright” in the table entitled “Security Ownership — Management” under the heading “BENEFICIAL OWNERSHIP OF THE COMPANY’S COMMON STOCK”.

(3)	The number of vested stock options held by each non-employee director of the Company as of the end of fiscal 2014 are set forth in the column entitled “Vested Stock Options” in the table entitled “Security Ownership — Management” under the heading “BENEFICIAL OWNERSHIP OF THE COMPANY’S COMMON STOCK”. No non-employee director had any unvested stock options at the end of fiscal 2014.

(4)	Represents interest earned in fiscal 2014 on amounts held in a director’s deferred compensation account. Any deferred cash under the Company’s Deferred Compensation Plan for Directors earns interest (payable by the Company upon distribution of the account) at the prime rate announced quarterly by JP Morgan Chase Bank, or its successor.

Stock Ownership Guidelines

All directors own stock in the Company, and the Company has established stock ownership guidelines for non-employee directors. Under these guidelines, all non-employee directors, after a five-year period from their initial election to the Board, are required to own Company common stock with a value of five times the annual retainer ($70,000 as of the 2015 Annual Meeting). In each case, shares subject to in-the-money options granted to a director count toward the fulfillment of these guidelines. The Director Affairs/Corporate Governance Committee oversees these guidelines and reviews each director’s standing in respect of the same once per year. In January of 2015, this Committee determined that all of the Company’s directors complied with these guidelines based on their respective years as a director of the Company.

Committees of the Board

During fiscal 2014, the standing committees of the Board were the Director Affairs/Corporate Governance Committee, the Audit Committee and the Compensation Committee. Each of these Committees is discussed below.

Director Affairs/Corporate Governance Committee. The Director Affairs/Corporate Governance Committee currently consists of six directors: Philip R. Lochner, Jr., Chairman, James W. Bradford, Jr., Wesley M. Clark, Mark A. Emkes, Robert H. Jenkins, and James L. Packard. Each of these directors is independent as such term is defined in the NYSE corporate governance rules.

The Board has adopted a Charter for the Committee. A current copy of that Charter is available on the Company’s website: www.clarcor.com. The Charter provides, among other things, that the Committee will make recommendations to the full Board regarding changes to the size and composition of the Board or any committee thereof; identify individuals that the Committee believes are qualified to become Board members and recommend that the Board select such nominee or nominees to stand for election; and identify individuals for appointment to the Board to fill vacancies on the Board.

Messrs. Bradford, Clark and Packard are the current nominees recommended by the Committee for election to the Board at this Annual Meeting. All of these individuals are standing for re-election by the shareholders.

The Director Affairs/Corporate Governance Committee met four times during fiscal 2014.

Audit Committee. The Audit Committee was established by the Board in accordance with applicable provisions of the Securities Exchange Act of 1934 (the “Exchange Act”), and applicable NYSE requirements. The Audit Committee currently consists of four directors: Paul Donovan, Chairman, Robert J. Burgstahler, Philip R. Lochner, Jr., and James L. Packard. Each of these individuals is independent and financially literate, as such terms are defined in the NYSE corporate governance rules, and is independent as defined in under SEC rules and regulations applicable to audit committees. Mr. Burgstahler and Mr. Donovan have previously served as the chief financial officers of publicly-held corporations. Based on these and other factors, the Board has determined that Mr. Burgstahler and Mr. Donovan is each an “audit committee financial expert” as such term is defined in applicable rules of the SEC.

The Board has adopted a Charter for the Audit Committee. A current copy of that Charter is available on the Company’s website: www.clarcor.com.

The purposes of the Committee include assisting Board oversight of the integrity of the Company’s financial statements, the Company’s compliance with legal, regulatory and filing requirements, the Company’s selection of an independent auditor, the Company’s determination of the independent auditor’s qualifications and independence and the performance of the Company’s internal audit function and independent auditors. The Committee discusses with management and the Company’s independent auditors the Company’s annual audited financial statements, quarterly financial statements, earnings press releases, and management’s assessment of internal control over financial reporting.

The Audit Committee met ten times during fiscal 2014.

Compensation Committee. The Compensation Committee currently consists of six directors: Messrs. James W. Bradford, Jr., Chairman, Robert J. Burgstahler, Wesley M. Clark, Paul Donovan, Mark A. Emkes, and Robert H. Jenkins. Each of these individuals is independent as such term is defined in the NYSE corporate governance rules (including the additional independence requirements applicable to compensation committee members set forth therein).

The Board has adopted a written Charter for the Committee. A current copy of that Charter is available on the Company’s website: www.clarcor.com.

The purposes of the Committee include discharging the Board’s responsibilities relating to compensation of the Company’s executive officers and reviewing and making recommendations to the Board with respect to compensation plans, policies and programs. The Committee annually reviews and approves corporate goals and objectives relevant to the compensation of the Company’s Chief Executive Officer and determines and approves the compensation level of the Chief Executive Officer, other executive officers and certain other members of senior management. The Committee may receive recommendations from the Company’s Chief Executive Officer regarding the amount or form of compensation paid to executive officers or other members of senior management

(excluding the Chief Executive Officer). The Committee also reviews and makes recommendations to the full Board regarding the Company’s compensation and benefit plans and policies, including with respect to incentive compensation plans and equity-based plans, policies and programs and approves grants and awards of restricted stock units and stock options under the Company’s incentive plans, but may delegate to members of management or a management committee the authority to determine the individual amount of grants to employees who are not executive officers. As a matter of practice, the Committee considers and individually approves equity awards made to approximately 10 to 15 of the Company’s most senior executives, including all executive officers of the Company other than the Chief Executive Officer, and then approves a pool of equity-based incentives to be granted to other individuals throughout the Company at the discretion of the Chief Executive Officer. With respect to the compensation of the Chief Executive Officer (including his base salary, bonus, equity grants and other compensation), the chairman of the Committee and FWC lead a review by the entire Board in executive session, and it is the Board that determines and approves such compensation.

The Committee also oversees compliance with the Company’s stock ownership guidelines for executive officers. From time to time the Committee consults with outside compensation advisors in exercising its responsibilities and the Company is responsible for determining if any conflicts of interest exist with respect to any such outside compensation advisors pursuant to Item 407(e)(3)(iv) of Regulation S-K. All of the foregoing is described in greater detail in the Compensation Discussion and Analysis below. The Committee has the authority to delegate any of its responsibilities to one or more subcommittees within certain parameters, but the Committee rarely exercises this power, and did not do so in fiscal 2014.

The Compensation Committee met six times during fiscal 2014.

Director Qualifications and Diversity

The Director Affairs/Corporate Governance Committee is responsible for evaluating all potential nominees to serve as a director, irrespective of whether the candidate was identified by the Committee, the Board, a shareholder or other third party. The Company’s bylaws (available on the Company’s website at www.clarcor.com) provide that notice of any proposed nomination by a shareholder for election of a person to the Board shall be delivered to or mailed and received at the principal executive offices of the Company no less than 120 days nor more than 150 days prior to the anniversary of the prior year’s Annual Meeting of Shareholders (provided, that in the event that no annual meeting was held in the previous year or the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the shareholder to be timely must be so received not later than the tenth day following the day on which such notice of the date of the meeting was mailed or public disclosure of the date of the meeting was made, whichever occurs first). Section 2.12 of the bylaws specifies the information to be included by a shareholder in such a notice.

In the past, the Committee has reviewed potential candidates for election to the Board recommended primarily by Board members or third party search firms. The process has included a review of the candidate’s qualifications, background and reference checks and multiple interviews with the candidate. The same process would be applied with respect to nominees recommended by shareholders.

The Company does not currently have a specific or formal policy with regard to the minimum qualifications of director candidates, but the Company desires (and the Committee and the Board look for) individuals who possess significant and long-term experience in more than one of the following areas:

●	Executive-level management experience of a company at least as large as the Company

●	Industry knowledge and experience

●	Specific areas of business expertise (e.g., finance, sales and marketing, engineering, human resources)

●	Experience with respect to the technologies, distribution channels and end-markets of the Company and its operating businesses

●	International experience

●	US public company experience -- both at the management and board level

●	Experience and contacts in relevant industries, academia and/or government

●	Expertise in corporate law, regulatory compliance and/or corporate governance

Additionally, the Committee and the Board consider other factors when evaluating potential candidates, including the candidates’ ability to dedicate sufficient time to their Board and Committee responsibilities, their ability to regularly attend Board and Committee meetings, the experiential makeup of the Board and management at the time they are being considered, the anticipated needs of the Company over the next several years (e.g., the potential entrance into new markets or lines of business), and diversity with respect to race, gender and national origin. While the Company and the Board view a candidate’s diversity as a positive attribute, there is no formal diversity policy and no specific weight is assigned to diversity in the consideration process. Rather, the Committee and the Board consider a candidate’s diversity as one positive factor in the evaluation process along with the other factors outlined above.

Board Leadership

Christopher L. Conway currently serves as the Chairman of the Board, and Robert J. Burgstahler currently serves as the Board’s Independent Lead Director.

The Board believes it is in the best interests of the Company for Mr. Conway to serve as Chairman for several reasons, including the Company’s historic success in having the Chief Executive Officer of the Company also serve as Chairman, Mr. Conway’s performance as the Company’s Chief Executive Officer, and the Board’s belief that the Company’s Chief Executive Officer is best positioned to determine the strategic and operational matters that most require Board and Committee attention at any given meeting.

The Board has also decided, however, that the Company is currently best served by having an independent Lead Director to further enhance the Board’s role as an independent steward of the Company and its resources. The Board has defined the Lead Director role in such a manner so as to enhance the Board’s already significant line of sight into the Company’s operations and management, and to enhance communication between the Board and management and amongst directors themselves.

Under the Company’s Board leadership structure, the Chairman of the Board is responsible for establishing the agenda for Board meetings in consultation with the Lead Director, and for organizing and overseeing Board meetings (other than executive sessions). The Lead Director is responsible for the following:

●

Convening and chairing all executive sessions of the Board and any other meetings of the Company’s independent directors, and, together with one or more of the Company’s other independent directors, providing feedback to the extent appropriate to the Company’s Chief Executive Officer with respect to executive sessions and meetings of the Company’s independent directors.

●

Serving as the primary liaison between the Company’s independent directors and the Company’s Chief Executive Officer, including, in particular, with respect to (i) Board and committee agendas and meeting formats; (ii) the content and frequency of reports to the Board and Board committees; and (iii) the establishment of and reporting on key corporate strategic objectives.

●

Collaborating with the Compensation Committee and the Board on establishing annual objectives for the Company’s Chief Executive Officer and evaluating the performance of the Company’s Chief Executive Officer.

●	Serving as the principle liaison between the Company’s independent directors and management.

●	Communicating with major shareholders, as appropriate.

●	Serving as a nonexclusive resource to the Company’s Chief Executive Officer and other members of management with respect to operational or strategic decision-making.

●	Overseeing and/or discharging such other duties as the Board may assign to the Lead Director from time to time.

Compensation Clawback

We expect that the Securities and Exchange Commission, in accordance with the requirements of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), will issue regulations regarding clawback policies in the foreseeable future. Following the adoption of such regulations in accordance with the Dodd-Frank Act, public companies will be required to adopt a “clawback” policy for the recovery of certain incentive-based compensation from its executive officers in the event the company is required to restate its financials as a result of material noncompliance with reporting requirements. In order to ensure full compliance with the Securities and Exchange Commission’s regulations, we intend to adopt our own formal clawback policy that will apply to our executive officers once such regulations have been implemented by the Commission.

In addition, Section 304 of the Sarbanes-Oxley Act of 2002 requires the recovery of incentive awards in certain circumstances. If we are required to restate our financials due to material noncompliance with any financial reporting requirements as a result of misconduct, our Chief Executive Officer and our Chief Financial Officer will be required under Section 304 of the Sarbanes-Oxley Act to reimburse us for (1) any bonus or other incentive- or equity-based compensation received during the 12 months following the first public issuance of the non-complying document, and (2) any profits realized from the sale of our securities during such 12 month period.

Finally, as described further below in the Compensation Discussion and Analysis, the Company’s new Three Year Long Term Incentive Program which was implemented at the outset of fiscal 2015 has a clawback feature that requires an executive who receives an award under such program to forfeit such award if and to the extent that the Company restates its financial results for the relevant time period(s) and the result of such restatement would have caused such award not to have been earned or to have been less than the award that was paid out.

Board Role in Risk Oversight

The Company’s management is responsible for the Company’s day-to-day risk management activities and processes, and the Board oversees and provides direction with respect to these activities and processes, principally through the Audit Committee. The Company has a formal Risk Committee at the management level, chaired by the Company’s Corporate and Environmental Risk Manager and comprised of the Company’s CFO, General Counsel, Chief Administrative Officer, Director of Supply Chain Management, and Vice President of Internal Audit, to formally identify and evaluate material strategic, operational, financial, competitive, and legal/regulatory risks facing the Company.

Based on the Risk Committee’s input, management prepares and delivers a report to the Audit Committee regarding the above risks, as well as the steps that the Company takes to mitigate them. The Audit Committee uses this report as a launching point for discussing the identified risks and the Company’s mitigation efforts, and reports the substance of this discussion and any conclusions or concerns to the full Board. As part of this review, the full Board also considers key risks faced by each significant business operating unit of the Company.

In addition, the Audit Committee and the other Committees of the Board are responsible for overseeing risks related to their respective functional areas and reporting to the full Board regarding the same. Thus, the Audit Committee is responsible for overseeing the Company’s accounting and financial reporting processes, the integrity of the Company’s financial statements, the creation and functioning of the Company’s compliance programs, and the risks associated with litigation and the Company’s whistleblower hotline. The Compensation Committee is responsible for the oversight of risks associated with the Company’s compensation practices. The Director Affairs/Corporate Governance Committee is responsible for overseeing corporate governance risks, including those related to director independence. Each of these Committees reports regularly to the full Board and any material matter that is identified in such reports typically is considered and discussed, and if necessary resolved upon, at the Board level.

Executive Sessions of the Board; Communications with the Board; Board Attendance at Shareholder Meetings

The Company’s Corporate Governance Guidelines (available on the Company’s website, www.clarcor.com) provide that at each meeting of the Board the independent directors will meet separately from the management of the Company. Neither the Company’s CEO nor any other officer attends these executive sessions. Under the Guidelines, these sessions are chaired by the Company’s Lead Director, or, in his absence, the chairman of one of the other standing committees of the Board.

The Board has adopted a process for holders of the Company’s common stock and other interested parties to send written communications to the Board, the Lead Director, or independent directors as a group. Such communications should be sent to the Corporate Secretary at CLARCOR Inc., 840 Crescent Centre Drive, Suite 600, Franklin, Tennessee 37067. The Corporate Secretary will forward all such communications to the Chairman of the Director Affairs/Corporate Governance Committee of the Board, with a copy to the Company’s Lead Director. That Committee or the Lead Director will determine whether any such communication will be distributed to the full Board or, if requested by the sender, only to the independent directors. However, if so requested by any interested party in any written communication, the Corporate Secretary will, in lieu of the foregoing process, forward any such written communications to the Lead Director or the independent directors as a group on a confidential basis.

The Company’s Corporate Governance Guidelines provide that all directors are expected to attend each annual and special meeting of the shareholders of the Company. At the last Annual Meeting of Shareholders, held on March 25, 2014, all of the Company’s directors were in attendance.

Compensation Committee Interlocks and Insider Participation

During fiscal 2014, the Compensation Committee of the Board was composed of James W. Bradford, Jr., Robert J. Burgstahler, Wesley M. Clark, Mark A. Emkes, Paul Donovan and Robert H. Jenkins. None of these persons has at any time been an officer or employee of the Company or any of its subsidiaries. In addition, there are no relationships among our executive officers, members of the Compensation Committee or entities whose executives serve on the Board or the Compensation Committee that require disclosure under applicable regulations of the SEC.

Certain Transactions

Item 404 of Regulation S-K under the Exchange Act requires the disclosure of any related party transactions between the Company and any of its directors, director nominees, executive officers, 5% shareholders or their family members since the beginning of the last fiscal year (“Item 404 Transactions”). Each year, the Company requires its directors and executive officers to complete a formal questionnaire and certification, one of the purposes of which is to disclose any related-party transactions with the Company, including any potential Item 404 Transactions.

The Company does not have a history of engaging in related-party transactions with its directors or executive officers or their respective related persons or affiliates and does not have a formal or other written policy regarding the analysis or approval of such transactions. Even in the absence of a formal policy, any material proposed related-party transaction, including any Item 404 Transaction irrespective of materiality, would be brought before the Board or a specially designated committee thereof (with any interested director recusing him or herself from the proceedings) to be specifically considered and approved before the Company would knowingly engage in any such transaction.

As discussed above under the heading “Independence”, the Company hired Paul Donovan’s son-in-law, David Janicek, as the Company’s Vice President – Corporate Controller in January 2012, a position in which he continues to serve. As described above under “Independence” and in greater detail in the Company’s Proxy Statement filed with the SEC on February 17, 2012, the special committee and Board determined that hiring Mr. Janicek would be in the best interest of the Company and did not present a conflict of interest. The Board reconsiders and reconfirms this determination on an annual basis, and did so once again on January 24, 2015. Mr. Donovan has no input or oversight regarding Mr. Janicek’s compensation and other terms or employment, all of which are in line with those of other Company employees of Mr. Janicek’s level of responsibility, seniority and performance. Mr. Janicek’s total compensation package in respect of fiscal 2014, including base salary, bonus and the value of all equity awards, was less than $500,000.

Compensation Consultant Independence

The Compensation Committee and, as described previously under “Meetings and Fees”, the Director Affairs/Corporate Governance Committee, engaged the services of FWC as an independent advisor on matters of executive and director compensation, respectively, in respect of and during fiscal 2014 (the “Engagement”). FWC reports directly to the Compensation Committee and the Director Affairs/Corporate Governance Committee, as the case may be, and provides no other remunerated services to the Company or any of its affiliates. In accordance with the requirements of Item 407(e)(3)(iv) of Regulation S-K, the Company has affirmatively determined that no conflicts of interest exist between the Company and FWC (or any individuals working on the Company’s account on FWC’s behalf). In reaching such determination, the Company considered the following enumerated factors, all of which were attested to or affirmed by FWC:

(1)	During fiscal 2014, FWC provided no services to and received no fees from the Company other than in connection with the Engagement;

(2)	The amount of fees paid or payable by the Company to FWC in respect of the Engagement represented (or are reasonably certain to represent) less than 1% of FWC’s total revenue for the 12-month period ended November 29, 2014;

(3)	FWC has adopted and put in place adequate policies and procedures designed to prevent conflicts of interest, which policies and procedures were provided to the Company;

(4)	There are no business or personal relationships between FWC and any member of either the Compensation Committee or the Director Affairs/Corporate Governance Committee other than in respect of (i) the Engagement, or (ii) work performed by FWC for another company, board of directors or compensation or governance committee for whom such Committee member also serves as an independent director;

(5)	FWC owns no stock of the Company; and

(6)	There is no business or personal relationship between FWC and any executive officer of the Company other than in respect of the Engagement.

BENEFICIAL OWNERSHIP OF THE COMPANY’S COMMON STOCK

Certain Beneficial Owners

The following table sets forth the ownership according to the most recent Schedules 13G and 13D, as applicable, and amendments thereto (as described in the footnotes to the table) filed with the SEC on or before February 6, 2015 by beneficial owners of more than 5% of the Company’s common stock.

	Shares	Percent
	Beneficially	of
Name and Address of Beneficial Owner	Owned	Class(1)
Neuberger Berman Group LLC (2)
Neuberger Berman LLC
Neuberger Berman Management LLC
Neuberger Berman Equity Funds
605 Third Avenue
New York, NY 10158	4,951,511	9.9%
Black Rock, Inc.(3)
40 E. 52nd St.
New York, NY 10022	4,031,243	8.0%
The Vanguard Group, Inc.(4)
100 Vanguard Blvd.
Malvern, PA 19355	3,363,085	6.7%
Eaton Vance Management(5)
2 International Place
Boston, MA 02110	2,977,954	5.9%
State Street Corporation(6)
c/o State Street Financial Center
One Lincoln Street
Boston, MA 02111	2,814,355	5.6%
____________________

(1)       Calculated based on 50,206,026 shares outstanding at January 31, 2015.

(2)	Based upon a Schedule 13G filed with the SEC on February 12, 2014 reporting (i) Neuberger Berman Group LLC and Neuberger Berman LLC have shared voting power with respect to 4,942,511 shares and shared dispositive power with respect to 4,942,511 shares; (ii) Neuberger Berman Management LLC has shared voting and dispositive power with respect to 4,520,624 shares; and (iii) Neuberger Berman Equity Funds has shared voting and dispositive power with respect to 4,038,722 shares.

(3)	Based upon a Schedule 13G filed with the SEC on January 23, 2015 reporting sole voting power with respect to 3,921,718 shares and sole dispositive power with respect to 4,031,243 shares.

(4)	Based upon a Schedule 13G filed with the SEC on February 12, 2014 reporting sole voting power with respect to 70,167 shares, sole dispositive power with respect to 3,296,618 shares, and shared dispositive power with respect to 66,467 shares.

(5)	Based upon a Schedule 13G filed with the SEC on January 13, 2015 reporting sole voting power and dispositive power with respect to 2,977,954 shares.

(6)	Based upon a Schedule 13G filed with the SEC on February 3, 2014 reporting shared voting and dispositive power with respect to 2,814,355 shares.

Directors and Executive Officers

The following table provides information concerning the shares of Common Stock of the Company beneficially owned as of January 31, 2015 by all directors, by the executive officers named in the “Summary Compensation Table” and by all directors and executive officers of the Company as a group.

SECURITY OWNERSHIP - MANAGEMENT

		Shares	Vested	Restricted
		Owned	Stock	Stock		Percent of
Class	Name	Outright[1]	Options[2]	Units[3]	Total	Class[4]
Common Stock	James W. Bradford Jr.	13,379	15,000		28,379	*
Common Stock	Robert J. Burgstahler	20,705	52,500		73,205	*
Common Stock	Wesley M. Clark	4,777	0		4,777	*
Common Stock	Christopher L. Conway	10,571	204,750	3,623	218,944	*
Common Stock	Paul Donovan	130	37,500		37,630	*
Common Stock	Mark A. Emkes	7,274	15,000		22,274	*
Common Stock	David J. Fallon	1,597	72,735	2,655	76,987	*
Common Stock	Sam Ferrise	50,160	157,500		207,660	*
Common Stock	Robert H. Jenkins	42,047	52,500		94,547	*
Common Stock	David J. Lindsay	21,957	114,200		136,157	*
Common Stock	Philip R. Lochner, Jr	28,251	15,000		43,251	*
Common Stock	James L. Packard	57,492	60,000		117,492	*
Common Stock	Richard M. Wolfson	17,213	74,375	1,719	93,307	*
All Directors and Executive Officers as a Group (14 persons total)					1,157,578	2.3%
____________________

* Less than one percent

1	All shares are directly owned except as follows: Mr. Donovan - all 130 owned by Mr. Donovan’s wife; Mr. Lindsay - includes 11,002 shares held by family trust.

2	Includes all shares subject to unexercised stock options granted pursuant to the Company’s Incentive Plans which have vested by January 31, 2015 or which will vest within 60 days from January 31, 2015.

3	Includes all restricted stock units granted under the Company’s Incentive Plans (i) which have vested prior to January 31, 2015 and which have been deferred, or (ii) which will vest (irrespective of any deferral election by the grantee) within 60 days from January 31, 2015.

4	Calculated based on 50,206,026 shares outstanding at January 31, 2015.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s executive officers and directors and persons who beneficially own more than 10% of the outstanding shares of the Company’s common stock to file reports of ownership and changes in ownership with the SEC and the NYSE. Based solely on our review of those forms filed in fiscal 2014 and certain written representations from our executive officers and directors, we believe that all of our executive officers, directors and greater than 10% beneficial owners were in compliance with all applicable filing requirements under Section 16(a).

COMPENSATION OF EXECUTIVE OFFICERS AND OTHER INFORMATION

Compensation Discussion and Analysis

Executive Summary

Fiscal 2014 Performance

Fiscal 2014 was an outstanding year for the Company, both quantitatively and qualitatively:

●

Our earnings per share were the highest in the Company’s 110-year history, with virtually all of our core filtration businesses delivering excellent results. This increase in earnings came from both the acquisitions we completed during fiscal 2014 (discussed below) as well as organic sales increases in our Engine/Mobile and Industrial/Environmental filtration segments.

●

We successfully completed and integrated the two largest acquisitions in our history, of General Electric’s Air Filtration business (now operated as CLARCOR Industrial Air) and Stanadyne’s filtration business (now operated as CLARCOR Engine Mobile Solutions), businesses which we acquired at what we believe to be attractive valuation multiples. These businesses added nearly $400 million in annualized revenue at attractive margins, were accretive to our earnings, brought in a wealth of new talent and technologies, and have allowed us to become leaders in strategically important new markets, including gas turbine air inlet filtration. We believe that both acquisitions have been positively received by the investment community and the filtration industry.

●

As part of our integration efforts with respect to the GE Air Filtration business, we successfully accelerated the separation of this business from General Electric following the closing of the acquisition, allowing us to terminate various services provided under the Transition Services Agreement with General Electric earlier than originally anticipated, saving the Company millions of dollars in additional operating costs.

●

We successfully launched a new organizational structure within our Engine/Mobile and Industrial/Environmental filtration segments. In our Engine/Mobile filtration segment, we created two operating divisions, CLARCOR Engine Mobile Aftermarket and CLARCOR Engine Mobile Solutions (which includes, among other business lines, the former Stanadyne filtration business), to allow us to better serve the aftermarket and original equipment markets for engine filtration applications, respectively. In our Industrial/Environmental filtration segment, we consolidated the former GE Air Filtration business with our other environmental air filtration businesses (i.e., CLARCOR Air Filtration Products, United Air Specialists and the dust collection cartridge business of Clark Filter) into a new Industrial Air division, CLARCOR Industrial Air, with greater global reach and economies of scale.

●	We increased our quarterly dividend to $0.20 per share in October 2014, representing an 18% increase over the prior year, while continuing to invest in growth-related initiatives.

●	We broke ground on our new multimillion dollar CLARCOR Innovation Center, a centralized R&D facility to support and accelerate our technological capabilities in the filtration space.

Last Year’s “Say on Pay” Vote

At last year’s Annual Meeting, the Company’s shareholders approved the Company’s compensation policies and practices for fiscal 2013 through an advisory “say on pay” vote. Of the 43,311,633 votes that were cast on this matter, 40,742,756, or 94.1%, were in favor of approval, 1,418,059, or 3.3%, were against approval, and 1,150,818, or 2.7%, were abstentions. The Compensation Committee of the Board (the “Committee”) and the Company viewed these results as a strong indication that the Company’s shareholders support the compensation policies and practices of the Company, which are straightforward and which do not tend to materially change from year to year. The Committee and the Company did not make any material changes to the Company’s compensation programs and policies in respect of fiscal 2014. As noted below under the heading “Compensation Decisions for 2015”, however, the Committee and the Company did make certain changes to the Company’s compensation programs in respect of fiscal 2015.

This year’s “say on pay” proposal is Proposal 2 in this Proxy Statement, below.

Fiscal 2014 Summary Chart

The following table sets forth an executive summary of the Company’s compensation programs relating to the named executive officers and how they were implemented in fiscal 2014. Each of the points referenced in the table is more fully explained further below in this Compensation Discussion and Analysis:

Fiscal 2014 Commentary Relating to
Compensation Program/Element	General Description/Commentary	Named Executive Officers
Annual Base Salary	Base salaries are maintained at or below median for the executives in comparable positions at comparable companies and normally represent less than 50% of an executive’s total compensation.

As part of the Company’s plan to gradually increase Mr. Conway’s overall compensation package to market competitive levels over time, Mr. Conway received an increase in his base salary to $700,000. Such amount remained well below the median base salary payable to CEOs of comparable companies.

Mr. Fallon’s and Mr. Wolfson’s base salaries were increased by 14% and 8%, respectively, in recognition that such base salaries were below median.

The other named executive officers, Messrs. Ferrise and Lindsay, received a standard merit increase of 3%.

Cash Incentive Compensation
●The Company determines cash-incentive compensation under its “CVA Model”, which employs an objective, pre-determined formula that measures how well the Company uses its assets.

●The Company has used the CVA Model for at least the last 15 years. The CVA Model applies to approximately 100 managers throughout the Company and its operating units, and not just executive officers.

●The CVA Model is directly tied to the Company’s annual operating profit, and is objectively performance-based.

●Fiscal 2014 payouts were based on the application of the objective CVA Formula and based on targets that were established at the beginning of fiscal 2014.

●The Company exceeded its target level of CVA performance in fiscal 2014. As a result, fiscal 2014 cash incentive compensation were paid out at levels above target.

●Mr. Conway’s, Mr. Fallon’s, Mr. Wolfson’s and Mr. Lindsay’s target percentage levels for 2014 were increased to 100%, 60%, 50% and 45%, respectively, in recognition that their target cash compensation levels were, and remained, below median.

●Mr. Ferrise’s target percentage level remained at 50% consistent with the prior fiscal year.

Fiscal 2014 Commentary Relating to
Compensation Program/Element	General Description/Commentary	Named Executive Officers
Long-Term Incentives (Equity Grants)
●The Company awards time vested stock options and restricted stock units to its executive officers.

●Vesting schedule for both types of awards is pro rata over four years.

●These awards represent a significant portion of an executive officer’s total compensation. When combined with target cash incentive payments under the CVA Model, more than 50% of each of our executive officer’s targeted compensation (i.e., compensation other than changes in pension value and deferred compensation) is “at risk”.

●Mr. Conway’s equity grants were increased over 2013 levels as part of the Company’s overall plan to gradually increase Mr. Conway’s compensation over time, subject to continued strong performance.

●Mr. Fallon, Mr. Wolfson and Mr. Lindsay received an identical number of stock option grants in 2014 compared to 2013. They each received a special one-time grant of additional RSU’s in recognition of their efforts to complete the acquisition of the General Electric Air Filtration business in December 2013.

●Mr. Ferrise received equity grants consistent with recent historical practice.

Perquisites

The Company provides limited perquisites to executive officers:

●Executive physicals (also provided to certain other senior-level employees)

●Company cars (also provided to certain other senior-level employees)

●Financial planning, tax preparation and estate planning services (which most executive officers do not use every year)

The Company does not provide tax-gross ups on these perquisites. Recipients are responsible for paying any associated income tax.

No changes from prior year.
Employment Agreements	No named executive officer has an employment agreement with the Company.	Not applicable.

Fiscal 2014 Commentary Relating to
Compensation Program/Element	General Description/Commentary	Named Executive Officers
Change in Control Agreements

The Company provides executive officers and other executives with Change in Control Agreements. These are “double trigger” and generally provide for 3 years of cash and benefits and accelerated equity vesting in the event of certain terminations of employment following a Change in Control.

No Change in Control agreements were entered into or modified in fiscal 2014.
Retirement Benefits
●The Company provides certain legacy retirement programs above and beyond its 401(k) plan available to all employees, but only Mr. Ferrise and Mr. Lindsay participate in these legacy programs. The Company’s Chief Executive Officer, Mr. Conway, and Mr. Fallon and Mr. Wolfson do not.

●No named executive officer participates in the Company’s Executive Retirement Plan.

●In September 2014, the Company created a program to allow all employees whose cash compensation exceeds certain IRS mandated limits ($260,000 in 2014) to receive a match on certain funds contributed to their deferred compensation accounts. This program is intended to provide approximately 30 or 40 of the Company’s senior managers, and not just the named executive officers, the same retirement benefits offered to all Company employees on a percentage of compensation basis.

●Each of the named executive officers received a Company contribution to their deferred compensation accounts in respect of fiscal 2014, ranging from $87 in the case of Mr. Lindsay, to $17,492 in the case of Mr. Conway.

●There were no other changes to the terms of any of the Company’s retirement plans, or to executives’ participation in the retirement plans, in fiscal 2014.

Stock Ownership Guidelines

After five years of service as CEO, the Company requires its CEO to own Company stock worth 4 times his base salary. After five years of service as an executive officer, the Company requires other executive officers to own Company stock worth 2 times their respective base salary.

All of the Company’s executive officers, including named executive officers, complied with the stock ownership guidelines in fiscal 2014, based on their respective years of tenure in their current positions.

Compensation Overview and Philosophies

Through its compensation policies, the Company seeks to attract and retain high quality leadership and to assure that the executive officers and senior management of the Company are compensated in a manner consistent with their performance, shareholder interests, competitive practice and the applicable requirements of regulatory bodies. The Committee reviews and approves the compensation policies and practices of the Company, particularly in respect of executive officers and other members of senior management. All of the members of the Committee are independent directors as determined under the NYSE corporate governance rules, and none of them has at any time been an officer or employee of the Company or any of its subsidiaries.

The key principles listed below are reflected in structuring the compensation packages for the Chief Executive Officer and the other executive officers of the Company. None of these principles is accorded any specific weight or, as a matter of policy, considered as being more important than the others.

Pay for Performance

A significant percentage of an executive’s total compensation is linked to Company financial and stock price performance as well as the executive’s individual performance in attaining the Company’s objectives. This structure is designed to reward both short-term and long-term performance and align the interests of management with the long-term interests of the Company’s shareholders.

Competitiveness

Our executives’ total compensation packages, as well as the individual components thereof, are generally designed to be competitive with the median compensation levels of those of executives occupying comparable positions in comparable companies. Elements of the total compensation package are also designed to allow an opportunity to earn more than median compensation levels when the Company delivers exceptional performance. The Company believes that the opportunity to achieve earnings in excess of median provides a significant challenge and incentive to the executive officers of the Company.

Executive Ownership

A major component of each executive’s compensation is equity-based in the form of stock options and restricted stock units. As a result, our executive officers’ interests are directly linked with our shareholders’ interests. The Company believes that equity-based compensation properly balances the rewards for long-term versus short-term results.

Management Development

The compensation packages are also designed to attract and retain quality executives with the skills and other competencies required to meet the Company’s objectives and to enhance shareholder value.

Establishing Compensation for Executive Officers

The Committee is responsible for reviewing and overseeing the executive compensation practices and policies of the Company, particularly in respect of executive officers and other members of senior management. To assist it in this endeavor, the Committee has historically engaged independent compensation consulting firms to (i) review on a regular basis relevant market and other data regarding executive compensation and review holistically from time to time the compensation programs for the Company’s executive officers, and (ii) otherwise advise the Committee on matters of executive compensation. Since fiscal year 2008, the Committee has engaged FWC as its independent advisor on matters of executive compensation. Notwithstanding this engagement, the Committee considers the input of outside consultants such as FWC to be but one of several factors in evaluating and establishing the Company’s compensation programs and the compensation paid to senior management. These other factors include but are not limited to the recommendations of the Company’s Chief Executive Officer (other than with respect to the compensation of the Chief Executive Officer himself); the performance of the Company, its operating units and their respective executives; market factors such as the health of the economy and of the industries served by the Company; the availability of executive talent generally; executives’ length of service; internal assessments and recommendations regarding particular executives; and the succession planning initiatives of the Company.

Tally Sheets

Each year, the Company prepares and the Committee receives updated tally sheets on each executive officer and other senior members of management that show each individual’s historical, actual and expected levels of total compensation until a projected retirement age of 65. Among other things, these tally sheets lay out:

●The actual salary, cash incentives and total compensation paid to each executive over the past 5 years;

●Gains realized by each executive from the exercise of stock options and the vesting of restricted stock units dating back to the start of his employment;

●The expected value of each executive’s current and anticipated future stock holdings and stock options under different assumptions regarding the Company’s stock price;

●Severance benefits payable to each executive in connection with various potential termination scenarios; and

●The expected value of each executive’s retirement benefits.

These tally sheets are used for two purposes. First, the Company uses the information as part of its retention efforts by communicating the underlying information to each executive officer and other senior members of management and demonstrating to such individuals the value in remaining with the Company until retirement. Second, the Committee uses these tally sheets in order to monitor compensation for each of the executive officers and other members of senior management on a holistic level and to better understand each executive’s compensation standing over the expected life of his career, as well as the impact that current pay decisions have on other aspects of compensation, including pension amounts and severance benefits. The Committee generally does not use, and in fiscal 2014 did not use, the tally sheets to make specific compensation decisions with respect to the named executive officers or with respect to the specific design or modification of the Company’s compensation programs.

Market Comparisons/Peer Group

In considering the competitiveness of the Company’s compensation levels, the Committee refers to outside data, including data in respect of a defined “peer group” of companies that the Company believes approximate the Company in one or more meaningful ways, which may include such other companies’ revenues, market capitalization, operational and geographical structure, and industries/markets, as well as third party considerations (e.g., as where members of the financial community treat a particular company as being a Company peer). As explained below, peer group data is not the only external data the Company considers for assessing the competitive nature of its compensation programs, and, as explained above, such competitive assessment itself is but one of the factors the Committee considers in establishing executive compensation.

The Company believes that the selection of a peer group to be used for assessing the competitiveness of its executive compensation levels is something that requires reconsideration every year. The Company reviews its peer group on an annual basis and changes certain members of the peer group as the Company refines its comparison criteria and when the Company and members of the peer group change in ways that make comparisons less or more appropriate.

Following a comprehensive review by FWC in June of 2013, the Committee decided to make several changes to the Company’s peer group in respect of fiscal 2014 in comparison to the Company’s 2013 peer group in order to better align the Company’s peer group with the Company in terms of similarity of business, median revenue and market capitalization, or because a company within the 2013 peer group had been acquired. Specifically, in furtherance of these objectives, the Committee decided to eliminate Brady Corporation, GATX Corporation, MSC Industrial Direct Co., Inc., Robbins & Meyers, Inc. and Valmont Industries Corporation from the Company’s 2013 peer group, and replace them with Actuant Corporation, Altra Holdings Inc., Barnes Group Inc. and Columbus McKinnon Corporation.

The peer group used for purposes of fiscal 2014 compensation benchmarking was comprised of the following 18 companies:

2014 Peer Group
Actuant Corporation	CIRCOR International, Inc.	ESCO Technologies Inc.	Pall Corporation
Altra Holdings Inc.	Columbus McKinnon Corporation	Graco Inc.	The Toro Company
Astec Industries, Inc.	Donaldson Company, Inc.	IDEX Corporation	Wabtec Corporation
Barnes Group Inc.	Dresser-Rand Group Inc.	Kaydon Corporation
Chart Industries, Inc.	EnPro Industries, Inc.	Nordson Corporation

The Committee made further changes to the Company’s peer group in respect of fiscal 2015, as described further below under the heading “Compensation Decisions for Fiscal 2015”.

In addition to the peer group data which is drawn directly from publicly available proxy filings, the Company also uses compensation survey data that is drawn from surveys of thousands of companies in connection with its competitive analysis. This survey data derives from national, general industry surveys and is scoped by FWC to be representative of the revenue responsibility of the Company’s executive officers. Generally speaking, the Company uses peer group and survey data to establish benchmarks for levels of base salary, target annual incentive opportunity and equity grants rather than to structure the Company’s compensation programs.

The Company believes that using both peer group and survey data provides a more comprehensive set of data on which to base comparisons of compensation practices and programs among companies. Because the peer group data derives from proxy statements filed with the SEC, the Company believes that such data is more transparent, but comes from a more limited sample size and may be more difficult to correlate to positions other than the Chief Executive Officer and Chief Financial Officer. Survey data, on the other hand, comes from a much larger sample size and may be more easily correlated to certain executive positions, but necessarily includes companies outside of a defined peer group.

Fiscal Year 2014 Compensation Analysis

Using the peer group and survey data described above, the Committee asked FWC to prepare a comprehensive competitive assessment of the annual salary, target total cash compensation and target total direct compensation (which consists of the sum of annual salary, target annual cash incentives and the value of annual long-term incentive awards) for each of the Company’s executives, including the named executive officers. The results of this analysis showed that the Company’s total target compensation levels with respect to its executives were generally conservative relative to both the survey data and the peer group data – i.e., falling below the median compensation levels of the companies within the peer group – with Mr. Conway and Mr. Fallon falling below the median of both the peer group and survey group, Mr. Wolfson falling below the median of the peer group data, and Mr. Lindsay falling below the median of the survey group data.

The Committee used this assessment as its starting point in making 2014 compensation decisions in respect of the executive officers and also considered various other factors with respect to these individuals, including their respective importance to the Company, their respective expected future contribution to the Company, their respective skill sets and performance to date, competitive pressures (i.e., “hire-away” risk), tenure, and the difficulty and cost of replacement.

CEO Compensation

As discussed in prior years’ proxy statements, since appointing Mr. Conway as President and Chief Executive Officer in December 2011, the Board has structured Mr. Conway’s compensation package in a conservative manner and with the goal of gradually increasing such compensation to market levels over time, assuming continued strong performance. As described further below, the decisions regarding each element of Mr. Conway’s compensation package in respect of fiscal 2014 were consistent with this plan.

Components of Executive Pay

The following is a discussion of each of the individual components of the Company’s executive compensation program, including how these components were implemented in respect of fiscal 2014.

Annual Salary. The Company believes it is appropriate to provide its executives with a level of base salary commensurate with their respective experience, responsibilities and accomplishments. The Committee generally approves the salaries for the executive officers on an annual basis at a meeting of the Committee held early in the first quarter of the fiscal year.

Annual Salary Decisions for Fiscal 2014

Based on the considerations previously discussed, the Committee approved increases to the annual salaries of the Company’s named executive officers at the outset of fiscal 2014.

As part of its plan to gradually increase Mr. Conway’s compensation to competitive levels and in recognition of Mr. Conway’s performance during fiscal 2013, the Committee increased Mr. Conway’s base salary from $600,000 to $700,000 and his target bonus percentage from 85% to 100%. Despite these increases, Mr. Conway’s target cash compensation for fiscal 2014 remained below peer group and survey data medians.

With respect to Mr. Fallon, the Committee increased his base salary from $350,000 to $400,000, and increased his target bonus percentage from 55% to 60%. The Committee did this in recognition of the fact that Mr. Fallon’s base salary, target bonus and total compensation were below median compared to the Company’s peer group and with respect to survey data, and also in recognition of Mr. Fallon’s performance in his role as Chief Financial Officer.

With respect to Mr. Wolfson, the Committee increased his base salary from $300,000 to $325,000, and increased his target bonus percentage from 45% to 50%. The Committee did this in recognition of the fact that Mr. Wolfson’s base salary, target bonus and total compensation were below median, as compared to the Company’s peer group, and also in recognition of Mr. Wolfson’s performance in his role as General Counsel.

The Committee also approved a standard merit increase for Mr. Lindsay and Mr. Ferrise, increasing their base salaries from $258,000 and $390,000 to $266,000 and $402,000, respectively, and approved an increase in Mr. Lindsay’s target bonus percentage from 40% to 45% in recognition of the fact that Mr. Lindsay’s total cash compensation were and remain below median. Mr. Ferrise’s target bonus percentage was unchanged from 2013 levels, and remained at 50%.

As a result of the foregoing determinations, the fiscal 2014 salaries of the named executive officers compared with their fiscal 2013 salaries (rounded to the nearest thousand dollars in each case) were as follows:

	Fiscal 2013	Fiscal 2014	Percentage
Name	Annual Salary	Annual Salary	Increase
Christopher L. Conway	$600,000	$700,000	17%
David J. Fallon	$350,000	$400,000	14%
Sam Ferrise	$390,000	$402,000	3%
David J. Lindsay	$258,000	$266,000	3%
Richard M. Wolfson	$300,000	$325,000	8%

Performance-based Cash Incentive Compensation The Company believes that a substantial portion of an executive officer’s cash compensation should be incentive-based. Therefore, the Company has implemented a cash incentive program that provides named executive officers and certain other employees of the Company with the opportunity to earn cash incentive compensation for the achievement of annual goals. Such incentive-based cash compensation is contemplated under the 2014 Incentive Plan, which was approved by the shareholders of the Company at last year’s annual meeting. The aggregate maximum amount of performance-based incentive compensation, including cash, payable under the 2014 Incentive Plan in any fiscal year to any individual is $3,000,000.

The 2014 Incentive Plan allows the Company and the Committee to implement a broad variety of performance-based cash incentive plans and programs. The Company traditionally uses the CLARCOR Value Added Incentive model (“CVA Model”) to determine annual incentive-based cash compensation. The Company uses the CVA Model for purposes of determining annual cash incentive compensation not only for the named executive officers, but also for approximately 100 senior management employees of the Company and its various subsidiaries.

Pursuant to the CVA Model, annual cash incentive awards are based upon the achievement of specified corporate and operating unit profit goals using an objective formula (the “CVA Formula”), although the Committee retains discretion to make adjustments as discussed further below. The CVA Formula effectively measures the amount by which the Company’s after-tax earnings exceed the Company’s cost of capital in relation to the assets under management’s control. As a result, the CVA Model is designed to reward the effective deployment of the Company’s capital. Moreover, because the CVA Model is an earnings-based program, compensation paid under the program is by definition self-funding and must “pay for itself” each year.

The CVA Model and CVA Formula are conceptually discussed in detail below. Following this discussion, we discuss how the CVA Model and CVA Formula were applied in respect of fiscal year 2014.

The CVA Model and CVA Formula – Conceptual Discussion

The CVA Formula is as follows:

(Budgeted Operating Profit x 61%) – (Budgeted Net Managed Assets x 13.2%) = Target CVA

In the CVA Formula, the 61% factor represents a deemed 39% tax rate, and the 13.2% factor represents the Company’s deemed cost of capital. These numbers have been held constant from year to year so as to allow for meaningful comparisons across years, and do not necessarily reflect the Company’s actual tax rate or cost of capital in any given year. (As explained below under the heading “Compensation Decisions for Fiscal 2015”, the Company will modify the tax rate and deemed cost of capital and adjust the balance sheet accounts that are included in the calculation of Budged Net Managed Assets beginning in 2015.)

For fiscal 2014, the Company’s budgeted operating profit and budgeted net managed assets for compensation purposes were approximately $198.2 million and $627.3 million, respectively, and Target CVA was therefore approximately $38.1 million.

The variable factors in the CVA Formula are the Company’s budgeted operating profit and its budgeted net managed assets. As a general rule, the budgets of each significant operating unit and the Company as a whole contemplate that revenue and profit will grow over prior year levels, although this is not always the case.

The Company’s budgeted operating profit and budgeted net managed assets used for CVA purposes are drawn directly from the Company’s annual budget, which is reviewed and approved by the Board. On rare occasions the Committee may set the Company’s consolidated budgeted operating profit for CVA purposes at a level different from the consolidated operating profit established under the annual budget, if the Committee believes that the consolidated annual budget is too aggressive or conservative for compensation purposes. This did not occur in fiscal 2014.

Payouts under the CVA Model are divided into “Levels” of CVA performance. “Level 1” represents the entry point – i.e., the Level that must be achieved before payouts can occur. “Level 6” represents the achievement of target CVA under the CVA Formula and “Level 10” represents the achievement of some point in excess of target CVA, as discussed in the next paragraph. Only the target percentage of an individual’s salary for a certain level of performance differs among employees whose incentive compensation is determined through the use of the CVA Model (e.g., for some members of senior management, the achievement of target CVA may equate to a payout equal to 25% of their salary, while for the named executive officers it ranged between 45% and 100% for fiscal 2014).

The Company establishes, and the Committee approves, the target CVA “Level 6” each year by applying the CVA Formula to the Company’s budgeted pre-tax operating profit and its budgeted net managed assets for that year. The Company then establishes “Level 1” and “Level 10” by applying a particular percentage approved by the Committee to the Company’s budgeted pre-tax operating profit (following certain immaterial adjustments related to certain non-operating items), and then running the resulting number through the CVA Formula. In fiscal 2014, “Level 1” and “Level 10” were established by multiplying the Company’s budgeted pre-tax operating profit (following certain immaterial adjustments related to certain non-operating items) by 85% and 110%, respectively (the same percentages as used in the last several fiscal years), and then applying the CVA Formula, as follows:

Level*	Budgeted 2014 Operating Profit**	CVA**
1	$168.9 million	$20.2 million
6	$198.2 million	$38.1 million
10	$217.8 million	$50.0 million
____________________

*	The differences between Levels not shown (e.g., between Levels 1 and 2 and between Levels 8 and 9) are calculated on a straight-line basis.

**	These numbers are the Company’s consolidated fiscal 2014 numbers, which were the numbers used in respect of all of the named executive officers other than Mr. Ferrise. Mr. Ferrise’s 2014 CVA performance was based 80% on the performance of Baldwin Filters, the subsidiary for which Mr. Ferrise served as President, and 20% on the consolidated performance of the Company. The budgeted 2014 operating profit and resulting budgeted CVA at Level 6 for Baldwin Filters was approximately $110.9 million and $36.4 million, respectively.

In the event that the Company’s actual operating profit (or Baldwin Filters’ operating profit, in the case of Mr. Ferrise) is greater than the amount established for Level 10 (110% in fiscal 2014), the resulting CVA level is determined on a straight-line basis using the same increments as used in calculating differences between Levels 6 and Level 10. For example, in fiscal 2014, where Level 6 was set at 100% of budgeted operating profit and Level 10 was set at 110% of budgeted operating profit, the differential was 2.5% of budgeted operating profit per Level (i.e., from Level 6 to Level 7, from Level 7 to Level 8, etc.). This means that Level 11 would have been achieved by attaining 112.5% of budgeted operating profit (i.e., the Level 10 operating profit percentage threshold of 110%, plus 2.5%), Level 12 would have been achieved by attaining 115% of budgeted operating profit (i.e., the Level 11 operating profit percentage threshold of 112.5%, plus 2.5%), etc. This was inapplicable in fiscal 2014, however, as neither the Company nor Baldwin Filters (in the case of Mr. Ferrise) exceeded Level 10.

The Committee does not have any formal method for establishing the Level 1 and Level 10 percentages, but may consider a variety of factors, including a desire to maintain these percentages generally consistent from year to year, management’s recommendations, the economic climate, the Committee’s perception of how likely the Company or a subsidiary is to achieve its overall budget, and the prior years’ performance of the Company and its subsidiaries. For fiscal 2014, the Committee based its decision on all of the foregoing factors.

With respect to determining payouts above Level 10, the CVA Model is designed to strike a balance between incentivizing management (including the named executive officers) to continue to achieve as much as possible, while recognizing that at least some portion of such achievement may be due to reasons beyond management’s control or influence (e.g., an improvement in general economic conditions or a dramatic demand improvement in a key end-market of a particular subsidiary). This is achieved by calculating the difference between Levels beyond Level 10 (e.g., from Level 10 to Level 11 and from Level 11 to Level 12, etc.) on a straight-line basis, but limiting the amount of extra reward that an employee receives above Level 10 to a fixed additional percentage of his or her payout at Level 10. (This fixed additional percentage was 10% in fiscal 2014.) In other words, the relative benefit to an individual for achieving Level 10 is greater than the benefit of achieving beyond Level 10. The table below entitled “Potential Cash Incentive Payments To Named Executive Officers In Respect Of Fiscal 2014” illustrates this concept. Irrespective of achievement, however, no individual may receive a payout in excess of the $3,000,000 cap on performance-based incentive compensation mandated by the Company’s 2014 Incentive Plan.

The fixed additional percentage for moving above Level 10 (10% in fiscal 2014 for each level above Level 10) is established each year by the Committee and is applicable to the named executive officers and all of the approximately 100 senior management employees whose incentive cash compensation is ultimately determined under the CVA Model. The Committee does not have any formal method for establishing this fixed percentage, but may consider a variety of factors, including management’s recommendations, the Committee’s sense of how much of any incremental operating profit should be shared with management versus the Company’s shareholders, the economic climate, the Committee’s perception of how likely the Company or a significant subsidiary is to achieve its overall budget, and the prior years’ performance of the Company and significant subsidiaries. For fiscal 2014, the Committee based its decision on all of the foregoing factors.

As indicated above, the two variable elements of the CVA Formula are the Company’s operating profit and the amount of its “net managed assets,” which include current and long-term assets and liabilities. To encourage management to accurately budget capital spending each year, and to discourage any attempt to artificially inflate CVA performance by deferring such budgeted capital spending into a future year, the Company adjusts the Company’s net managed assets upward (which lowers CVA) if management fails to achieve at least 80% of budgeted capital spending. It does this by deeming a portion of such spending to have occurred for purposes of calculating CVA achievement for the year in question, irrespective of the fact that such spending did not actually occur. As discussed under the heading “Compensation Decisions for Fiscal 2015”, however, beginning in 2015 the Company will amend the balance sheet accounts included within the calculation of “net managed assets” and will no longer include capital spending within the calculation, thus eliminating the need to make the foregoing adjustments.

At the end of the fiscal year the Company calculates the CVA achievement for that year for each of its subsidiaries and for the Company on a consolidated basis, by drawing each of these numbers from the Company’s audited financial statements. The Committee retains discretion to modify or eliminate the CVA Model and the CVA Formula or any of the elements thereof in respect of any given fiscal year. For example, the Committee may include or exclude extraordinary items of revenue, expense, assets or liabilities in determining the final calculations of cash incentive payments and calculations under the CVA Model. Although the Committee does not exercise this discretion often and does not follow any formula or give a pre-determined weight to any individual factor when it does so, the Committee did adjust the CVA Formula in respect of fiscal 2014 to the detriment of management (i.e., lowering payouts), as discussed further below.

The Company believes that the historical results of the CVA Model support its view that the budgeted performance numbers are realistic targets which are neither overly aggressive nor easy to achieve, although the unusual economic conditions that prevailed in fiscal 2009, fiscal 2010 and fiscal 2011 made budgeting more difficult than usual and produced larger-than normal swings in CVA results over this period. The following table shows the Company’s CVA achievement over the previous ten fiscal years, as well as the average over that period and over the last five fiscal years:

Fiscal Year	CVA Level
2005	9.4
2006	5.7
2007	1.8
2008	5.7
2009	0
2010	16.0
2011	9.4
2012	4.5
2013	4.0
2014	8.8
Ten Year Average (last ten fiscal years)	6.5
Five Year Average (last five fiscal years)	8.5

Performance Based Cash Incentives in Respect of Fiscal 2014

At the outset of fiscal 2014, the Company intended that any incentive cash compensation paid would satisfy any applicable requirements as performance-based compensation within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) Accordingly, during the first fiscal quarter of 2014 the Company established and the Committee approved target payouts for total cash incentive compensation for the named executive officers that were based on the Company’s budgeted fiscal 2014 net earnings. The target payout for Mr. Conway was established at approximately 2.3% of net earnings and for each of the other named executive officers at approximately 0.8% of net earnings.

Recognizing that these target payouts would likely result in the named executive officers receiving cash incentive amounts in excess of what the Committee believes are appropriate levels, the Committee indicated to management that it expected to use its discretion to reduce the cash incentive compensation payable to the executives for fiscal 2014 to levels below the foregoing amounts. The Committee further communicated to the executives to expect that it would set final cash incentive compensation in accordance with historical practice by using the CVA Model and CVA Formula.

In December of 2014, the Committee confirmed the foregoing decisions and analyzed the Company’s and (with respect to Mr. Ferrise’s cash incentive compensation) Baldwin Filters’ fiscal 2014 CVA results. The Committee noted that the Company’s 2014 results were positively impacted by two noteworthy items: (i) the earnings derived from the Company’s acquisition of the Stanadyne filtration business in May 2014 (which earnings were not included in the Company’s annual budget) and (ii) certain unbudgeted warranty reserves and other balance sheet items booked by the Company in connection with its acquisition of the General Electric Air Filtration business at the outset of fiscal 2014. The Committee determined that these two items should be excluded from the calculation of 2014 CVA results, which had the effect of lowering the Company’s consolidated CVA result from approximately 10.8 to 8.8.

The range of potential CVA awards payable in respect of fiscal 2014 for each named executive officer is shown in the following table:

POTENTIAL CASH INCENTIVE PAYMENTS TO NAMED EXECUTIVE
OFFICERS IN RESPECT OF FISCAL 2014

	Percentage	Percentage	Percentage	Percentage	Percentage
	of Annual	of Annual	of Annual	of Annual	of Annual
	Salary	Salary	Salary	Salary	Salary
Attainment of Budgeted	Payable To	Payable to	Payable to	Payable to	Payable to
Performance(1)(2)	Mr. Conway	Mr. Fallon	Mr. Ferrise	Mr. Lindsay	Mr. Wolfson
Less than 85%	0	0	0	0	0
85% (Level 1)	10%	10%	10%	10%	10%
100% (Level 6)	100%	60%	50%	45%	50%
110% (Level 10)	250%	150%	125%	112.5%	125%
125% (Level 16)(3)	400%	240%	200%	180%	200%
____________________

(1)	The “budgeted performance” percentages specified in this column refers to operating profit while the “Levels” refer to CVA. Payment of cash incentive awards between the indicated percentages of budgeted performance (i.e., between Levels) is calculated on a straight line basis.

(2)	The minimum level of budgeted performance (i.e., the “entry point” or Level 1) and the excess percentage above target for setting Level 10 are established each year by the Committee. For fiscal 2014, they were 85% and 110%, respectively.

(3)	The last row of this table demonstrates what happens when budgeted performance increases beyond Level 10, in this case to a hypothetical Level 16 (the level achieved by the Company on a consolidated basis in fiscal 2010, and the highest in its history). Taking Mr. Conway as an example, the table shows that his payout would increase by approximately an additional 37.5% of salary per Level by moving four Levels above target from Level 6 to Level 10, but would increase only an additional 25.0% of salary per Level for moving an additional six levels from Level 10 to Level 16. As indicated previously, the fixed percentage payable for moving beyond Level 10 (i.e., the 10% of Level 10 payout used in fiscal 2014 and in the example above) is established each year by the Committee.

Long-term equity incentive compensation. The Company’s equity-based awards program encourages executives to make business decisions that, over the long term, are contemplated to increase the price of the Company’s stock, thereby aligning the interests of executives and shareholders. All equity-based awards are made pursuant to the provisions of incentive plans approved by the Company’s shareholders. Equity-based awards are comprised of a combination of stock options and restricted stock units. As a practical matter, the Committee considers and individually approves equity awards made to approximately 10 to 15 of the Company’s most senior executives (including the Chief Executive Officer, the Chief Financial Officer and all other executive officers of the Company), and then approves a pool of equity-based incentives to be granted to other individuals throughout the Company at the discretion of the Chief Executive Officer.

The Committee typically approves equity-based awards to eligible employees (including the named executive officers) only once per year, although the Committee may authorize grants of equity awards in the event that a new executive officer is hired or an executive officer receives a promotion. The Committee determines the number of equity grants made to senior management (including the named executive officers) after receiving input from FWC and the recommendations of the Chief Executive Officer (with respect to awards made to executive officers other than himself), and the entire Board approves equity grants to the Chief Executive Officer, based on recommendations by the Compensation Committee and with input from FWC, as part of its annual review of the Chief Executive Officer’s performance.

The value of equity-based awards is included in the Company’s analysis of the executive officer’s total direct compensation and is considered as part of the Company’s benchmarking process. The Company values stock option grants by calculating their Black-Scholes values on the date of grant and the value of restricted stock units by calculating their market value as of the date of grant.

Grants of both stock options and restricted stock units normally vest annually in equal installments over four years in order to encourage executive officers’ continued service to the Company, which vesting may be deferred at the election of a grantee so long as the election is timely made (approximately one year prior to vesting). Until the restricted stock units vest, the recipient does not have any rights as a shareholder of the Company other than the right to receive a cash payment equal to the dividends payable on the underlying shares of common stock.

While the Company has no formal policy in this regard, over at least the past five years the Company has awarded executive officers approximately 75% of the value of their equity-based compensation in the form of stock options and 25% in the form of restricted stock units, although, as discussed under the heading “Compensation Decisions for Fiscal 2015”, the Committee and the Board decided to alter these percentages slightly in respect of fiscal 2015.

The Company typically awards stock options on a fixed-number basis rather than a value basis, with the number of options remaining generally consistent (within a range of 15%) from year to year, except in those cases where an executive officer has been promoted or is otherwise the subject of a structured program to bring his total compensation in line with benchmarking metrics. The Company does this because the Company believes that stock option valuation is a theoretical endeavor and the incentivizing purpose of stock options is better achieved when the number of options remains generally constant from year to year.

Finally, the Committee will occasionally approve one-time grants of either stock options or restricted stock units in recognition of a particular accomplishment by an executive officer. This happened in fiscal 2014 when the Committee approved a grant of restricted stock units to each of Mr. Fallon, Mr. Wolfson and Mr. Lindsay, having a fair market value of approximately $50,000 in the case of the grants to Messrs. Fallon and Wolfson and $30,000 in the case of the grant to Mr. Lindsay, in recognition of their efforts in connection with the acquisition of General Electric’s Air Filtration business.

Long-term Equity Incentive Compensation Decisions for Fiscal 2014

At the outset of fiscal year 2014 (on December 16, 2013), non-qualified options for the purchase of the Company’s common stock and restricted stock units were granted to our named executive officers pursuant to the 2014 Incentive Plan, as follows:

	Shares Subject		Number of
	to Time-Based		Time-Based
	Vesting Option	Exercise	Vesting Restricted
Name	Grant	Price(1)	Stock Units
Christopher L. Conway	115,000	$61.57	6,822
David J. Fallon	35,000	$61.57	2,846
Sam Ferrise	35,000	$61.57	2,383
David J. Lindsay	19,000	$61.57	1,613
Richard M. Wolfson	27,500	$61.57	2,464
____________________

(1)	Each option has an exercise price equal to the fair market value of our common stock at the time of grant, as determined by the closing price of the stock on the date of the grant, or the closing price of the next business day if the market is not open on the grant date.

Grants of time vested restricted stock units are not deemed “performance based compensation” under Section 162(m), as an executive officer will realize at least some value from the grant of such units even if the market value of the Company’s common stock declines over the vesting period.

Perquisites. The Company’s officers receive the following limited perquisites, which the Committee annually reviews and which the Company believes are important to attracting and retaining executive talent, including the named executive officers.

●	Company-paid physicals, the results of which are shared with the Company. These Company-paid physicals are also provided to various members of senior management outside of the named executive officer group.

●	Reimbursement of an amount up to 3% of the executive’s base salary for financial planning, tax preparation and estate planning provided by service providers acceptable to the Company. This benefit is also provided to various members of senior management outside of the named executive officer group, and those who receive this benefit typically do not avail themselves of the full value of the financial planning perquisite each year. In practice, therefore, the Company typically expends less than $35,000 per year on this perquisite in the aggregate in any given year.

●	A leased car and payment of attendant operating costs. This benefit is provided to all officers of a certain level of the Company and its significant domestic subsidiaries, and not just the named executive officers.

The Company does not pay tax gross-ups associated with these perquisites, and the individual recipients are responsible for all related personal income taxes. The Company does, however, gross up and reimburse certain reasonable relocation expenses for all eligible relocating employees as part of the Company’s general relocation policy. During 2014, the Company reimbursed certain relocation expenses incurred by Mr. Conway and Mr. Ferrise in connection with their respective relocations to the Company’s headquarters in Tennessee. These amounts were not eligible for tax gross-up under the Company’s relocation expense reimbursement policy, however, and consequently, Mr. Conway and Mr. Ferrise were responsible for paying all associated income taxes on these amounts.

No executive officer other than the Chief Executive Officer may use Company aircraft for non-business purposes, although on rare occasions the Company may permit an executive officer other than the Chief Executive Officer to bring his or her spouse on a business trip. In such case, IRS regulations may require the Company to treat this as a personal benefit to the executive (depending on the number of Company personnel on the aircraft) and the Company would bear the expense of providing such benefit. This did not occur in fiscal 2014.

Although the Company does not have a written policy regarding the non-business use of Company aircraft by the Chief Executive Officer, such non-business use occurs very infrequently. Mr. Conway, the Company’s Chief Executive Officer, did not use the Company plane at all during fiscal 2014 for non-business purposes. If he had, the cost of any non-business flight would have been borne by the Company, but an amount calculated in accordance with applicable IRS regulations would have been included in his gross income for the year and he would have borne all associated taxes.

The value of the perquisites and other benefits payable to the named executive officers is set forth in the “Summary Compensation Table” under the heading “All Other Compensation”.

Executive Insurance Benefits

The Company provides supplemental life insurance benefits to Mr. Lindsay in order to compensate him for the loss of a benefit provided under a legacy supplemental life insurance program that is no longer in effect. Specifically, the Company pays the premium for a supplemental life insurance policy owned by Mr. Lindsay, which will pay his beneficiaries an amount equal to approximately two times his base salary upon his death. The Company does not pay tax gross-ups associated with this premium payment, and Mr. Lindsay is responsible for all related personal income taxes. In addition, the Company itself owns a life insurance policy on Mr. Lindsay, which will pay his named beneficiary an additional amount equal to approximately two times his base salary upon Mr. Lindsay’s death, with any remainder going to the Company.

The Company also provides each of the named executive officers (and certain other members of management who are not executive officers) with supplemental disability insurance coverage totaling between approximately 75% and 110% of their respective cash compensation in the event they are disabled. The precise level of coverage depends on the nature and severity of the disability. Under the disability program available to employees generally, this amount would otherwise be capped at 50%.

The value of the Company-paid insurance premiums and any amounts described above are included in the “Summary Compensation Table” under the heading “All Other Compensation” and further broken down in the table entitled “All Other Compensation”. The Company believes that the provision of the extra disability insurance coverage described above to the Company’s named executive officers is an important element in attracting and retaining executive officers.

Retirement Plans

In addition to the Company’s 401(k) plan in which all employees (including all named executive officers) are eligible to participate, the Company maintains several retirement plans, in which Mr. Lindsay and Mr. Ferrise are the only named executive officers that participate. A full description of these plans and the named executive officers’ participation therein is set forth in this Proxy Statement under the heading “Retirement Plans” below, and the estimated total annual retirement benefits payable to the named executive officers is described in the Pension Benefits Table. Except with respect to the 401(k) Restoration Program (discussed below) there were no changes to the terms of any of the Company’s retirement plans or to the individuals who are entitled to participate therein during fiscal 2014.

As discussed in greater detail under the heading “Retirement Plans” below, the Company maintains the 1994 Executive Retirement Plan (the “Executive Retirement Plan”), which was amended and restated with an effective date of January 1, 2008 solely to comply with Section 409A of the Code. No named executive officer participates in the Executive Retirement Plan currently.

Finally, the Company maintains a Deferred Compensation Plan, pursuant to which eligible employees (including the named executive officers) may defer some or all of their cash compensation in a given year to a later date (e.g., a fixed future date or the date of the employee’s retirement or separation from service), provided the deferral election is timely made. The Company does not guarantee these funds (i.e., they are subject to creditor claims) and does not pay interest on them. Rather, any deferred funds are invested at the direction and discretion of the employee in the same investment vehicles as those available under the Company’s 401(k) plan.

During fiscal year 2014, the Board approved the creation of a program (the “401(k) Restoration Program”) pursuant to which employees who earn cash compensation (i.e., salary plus bonus) in excess of the applicable IRS limit ($260,000 in 2014) can elect to contribute cash compensation above such limit into their respective deferred compensation accounts, and the Company will match such contributions dollar for dollar, subject to various limitations. A full description of the 401(k) Restoration Program is set forth in this Proxy Statement under the heading “Deferred Compensation Plan” below.

The 401(k) Restoration Program is available not only to the Company’s executive officers, but to all employees who are eligible to participate in the Deferred Compensation Plan and whose cash compensation in a given year exceeds the applicable IRS limit. The Board approved and the Company instituted the 401(k) Restoration Program in recognition of the fact that employees who earn cash compensation in excess of the applicable IRS limit ($260,000 in 2014) are effectively prohibited from being able to save money on a tax deferred basis in their 401(k) accounts commensurate with their actual cash compensation and from receiving a Company match on the full value of their retirement savings. In the Company’s view, this limits the effectiveness of the 401(k) Plans as retirement savings vehicles and as a replacement for a traditional pension plan for such individuals.

The amounts paid by the Company to the deferred compensation accounts of the named executive officers under the 401(k) Restoration Program in respect of fiscal 2014 ranged between $87, in the case of Mr. Lindsay, and $17,492, in the case of Mr. Conway, and are included in the “All Other Compensation” table set forth below.

Employment Agreements

No named executive officer has an employment agreement with the Company, and each named executive officer’s employment relationship with the Company is therefore “at will”.

Change in Control Agreements

The Company has entered into Change in Control Agreements with each of the named executive officers and with various members of management other than the named executive officers. The Company believes that the protections afforded through the termination and change in control provisions of the Company’s agreements with the Company’s named executive officers are an important element in attracting and retaining executive officers and would help to enable executives to focus on maximizing the value of the Company in the event there was any potential change in control transaction involving the Company.

The provisions of the Change in Control agreements between the company and the named executive officers (none of which were entered into or amended in fiscal 2014) and the economic consequences of such a change in control for each of the named executive officers are discussed further below under the heading “Potential

Payments Upon Termination or Change of Control”. Because the Change in Control Agreements constitute a binding obligation of the Company, the Company does not have the ability to unilaterally modify their terms, and the Committee does not consider individual terms of these agreements in its assessment or determination of an executive officer’s annual compensation.

Stock Ownership Guidelines

The Company has established stock ownership guidelines for executive officers. These guidelines require that executive officers, after a five-year period from the time they become executive officers, own Company common stock with a value ranging from a minimum of two times annual salary for officers at the level of corporate vice president to a minimum of four times annual salary for the Company’s Chief Executive Officer. In each case, shares subject to in-the-money options granted to an officer as well as grants of restricted stock units count toward the fulfillment of these guidelines. The Committee oversees these guidelines and reviews each covered executive’s standing in respect of the same once per year. The Committee has affirmatively determined that all of the Company’s executives are in compliance with the guidelines based on their respective tenure in their current positions.

Compensation Decisions for 2015

In light of the Company’s substantial growth during 2014 following the acquisition of the General Electric Air Filtration business and the Stanadyne business, the Company undertook several decisions in respect of executive compensation for fiscal 2015, as detailed below.

Peer Group

Following a comprehensive review by FWC in June of 2014, the Committee decided to make several changes to the Company’s peer group in respect of fiscal 2015 in order to better align the Company’s peer group with the Company in terms of similarity of business, median revenue and market capitalization, particularly following the Company’s acquisition activity in fiscal 2014, which caused the Company’s revenues to increase by approximately 40% between 2014 and 2013 (assuming the pro-forma impact of these acquisitions). Specifically, the Company added Crane Co., Watts Water Technologies, Inc. and Woodward, Inc. to its 2015 peer group in comparison to its 2014 peer group and eliminated Columbus McKinnon and ESCO Technologies, Inc. from its 2015 peer group.

Salaries and Target Bonuses

On December 15, 2014 (which is at the outset of fiscal 2015), the Committee approved increases to the base salaries of the executive officers.

As part of its plan to gradually increase Mr. Conway’s compensation to market competitive levels and in recognition of Mr. Conway’s performance to date as Chief Executive Officer, the Committee increased Mr. Conway’s base salary from $700,000 to $800,000. Despite this increase, Mr. Conway’s target cash compensation for fiscal 2015 remains below median compared to the Company’s 2015 peer group and compared to survey data. With respect to Mr. Fallon, the Committee increased his base salary from $400,000 to $415,000, and increased his target bonus percentage from 60% to 65%. The Committee did this in recognition of the fact that Mr. Fallon’s base salary and target bonus were below median compared to the Company’s 2015 peer group and with respect to survey data, and in recognition of Mr. Fallon’s performance as Chief Financial Officer. With respect to Mr. Wolfson, the Committee increased his base salary from $325,000 to $340,000 in recognition of the fact that Mr. Wolfson’s base salary was below median compared to the Company’s 2015 peer group and with respect to survey data, and in recognition of Mr. Wolfson’s performance as General Counsel. With respect to Mr. Lindsay, the Committee increased his base salary by approximately from $266,000 to $290,000, in recognition of the fact that Mr. Lindsay’s base salary was below median compared to the Company’s 2015 peer group and with respect to survey data, and in recognition of Mr. Lindsay’s performance as Chief Administrative Officer.

The Committee also approved a standard merit increase for Mr. Ferrise, increasing his base salary from $402,000 to $415,000, and increased his target bonus percentage from 50% to 55% in recognition of his additional responsibilities as leader of the Company’s new Engine/Mobile Group.

The following table shows the base salaries (rounded to nearest thousand) and annual incentive compensation targets for each of the named executive officers in fiscal 2014 versus 2015 as well as the percentage (rounded to the nearest whole percentage) by which base salaries were increased:

	2014 Base Salary and	2015 Base Salary and
	Target Incentive	Target Incentive
	Compensation	Compensation	Base Salary
Name	Percentage	Percentage	Percentage Increase
Christopher L. Conway	$700,000/100%	$800,000/100%	14%
David J. Fallon	$400,000/60%	$415,000/65%	4%
Sam Ferrise	$402,000/50%	$415,000/55%	3%
David J. Lindsay	$266,000/45%	$290,000/45%	9%
Richard M. Wolfson	$325,000/50%	$340,000/50%	5%

Equity Grants

While the Company has no formal policy in this regard, the Company historically has awarded executive officers approximately 75% of the value of their equity-based compensation in the form of time-based stock options and 25% in the form of time-vested restricted stock units. Beginning in fiscal 2015, however, the Committee decided to alter this mix and award approximately 67% in the form of stock options and 33% in the form of restricted stock units). The Committee reviewed market data and received input from management and from FWC and concluded that the Company was likely overestimating the perceived value of stock options among its employees and that granting a somewhat higher percentage of equity-based compensation in the form of restricted stock units and a corresponding lower percentage in the form of stock options would serve as a better long-term retention tool, while remaining substantially performance-based. In keeping with this philosophy, the Company also began awarding restricted stock units instead of stock options to employees below the senior management level who historically have received only stock options.

On December 15, 2014 (which is at the outset of fiscal 2015), the Committee approved grants of time-vested stock options and restricted stock units to each of the named executive officers, as set forth in the following table. Although approved in December, these grants were actually made on January 20, 2015, three business days following the issuance of the Company’s 2014 year-end earnings release. All stock options and restricted stock units reflected below are subject to the Company’s normal 4-year vesting schedule and the exercise price of all stock options is equal to the grant date closing price of $63.22.

The following table shows the number of time-vested stock options and restricted stock unit grants for each of the named executive officers in fiscal 2014 versus 2015:

Fiscal Year 2014 and 2015 Time-Vested Option and RSU Grants

	2014		2015
	Shares Subject to	Restricted Stock	Shares Subject to	Restricted Stock
	Stock Options	Units	Stock Options	Units
Name	(#)	(#)	(#)	(#)
Christopher L. Conway	115,000	6,822	120,000	10,000
David J. Fallon	35,000	2,846	37,500	3,091
Sam Ferrise	35,000	2,383	35,000	2,515
David J. Lindsay	19,000	1,613	19,000	1,439
Richard M. Wolfson	27,500	2,464	27,500	1,939

Additionally, each of the named executive officers received grants of performance-based restricted stock units pursuant to the Company’s newly enacted Three Year LTI Program (defined and described further below) which will only vest if and to the extent the Company achieves certain targets relating to sales growth and operating profit margin over a three year time horizon.

Modifications to the CVA Formula

In fiscal 2014, the Company decided to modify the CVA Formula to improve the effectiveness of the CVA Model as an incentivizing compensation tool and to better align it with certain newly articulated corporate goals regarding working capital management. These modifications are described below and take effect beginning in fiscal 2015.

During 2014, the Company held a multi-day in-person meeting of substantially all senior financial personnel from all of the Company’s principal operating units. One of the topics discussed at the meeting was whether the CVA Model was an effective incentive compensation tool and what, if anything, could be done to improve it. Although the overwhelming consensus was that the CVA Model is an excellent incentive compensation tool that drives desired behavior throughout the Company and its business units, there were several aspects of the CVA Formula that the finance group believed somewhat counteracted the CVA Model’s greatest strengths – its objective and clearly understandable metrics.

First, the finance group advised senior management that the number of accounts (in excess of one hundred separate accounts) that made up the “budgeted net managed assets” portion of the CVA Formula was potentially overwhelming and not readily understandable to most employees. Moreover, these accounts included various items that either could not be controlled by business unit management or that the Company affirmatively would not want its business units attempting to control, such as rent and payroll accruals. The finance group therefore recommended that senior management consider substantially revising and simplifying the budgeted net managed assets accounts used in the CVA Formula.

Second, the finance group felt that the 39% tax rate and 13.2% cost of capital figures used in the CVA Formula were unnecessarily outdated. While the group recognized that these amounts served as constants in the CVA Formula and did not substantively impact payouts, the group felt that the fact that they did not more realistically approximate the Company’s actual tax rate and cost of capital had the potential to foster misunderstanding among employees. The finance group advised senior management to update the tax rate and deemed cost of capital used in the CVA Formula to better approximate the Company’s current experience.

In addition to the findings of the finance group, in fiscal 2014 the Company’s senior management announced a corporate goal to better manage the Company’s working capital accounts, and management believed that revising the CVA Formula to focus only on working capital accounts would better align the CVA Model with this goal. Management also reviewed the capital spending behavior of its operating companies over the past several years and determined that the Company would be better served by eliminating property, plant and equipment (“PP&E”) from the CVA Model.

In light of the foregoing, management recommended to the Committee that the following changes be made to the CVA Formula effective for fiscal 2015:

●	Budgeted net managed assets used in the CVA Formula should be limited to certain working capital accounts: i.e., accounts receivable, accounts payable, inventories and customer deposits. All other balance sheet accounts, including PP&E, should be excluded.

●	The tax rate and the deemed cost of capital used in the CVA Formula should be reduced to 32% and 12%, respectively.

The Committee considered management’s recommendations and discussed the same with the entire Board and with its independent advisor, FWC. As part of its consideration, the Committee reviewed anticipated fiscal 2014 and historical CVA Model payouts at both the consolidated corporate and operating company level and considered what the CVA Levels (and associated payouts) would have been if the recommended changes had been in effect. This analysis showed that in the majority of past years, including in respect of fiscal 2014, payouts would have been lower had management’s recommendations been adopted and in effect.

Based on the foregoing, the Committee approved management’s recommendation to alter the CVA Formula in 2015 as described above.

New Three Year LTI Program

Based on at least 15 years of history, the Company believes that the CVA Model is an excellent tool for motivating yearly achievement of budgetary goals and has served the Company well as its primary source of performance-based compensation. However, because the CVA Model focuses on the achievement of annual budgetary goals, the Company believes that the CVA Model is not an optimal vehicle for incentivizing longer-term performance goals, such as increasing sales revenue while maintaining acceptable operating margins over a multi-year timeframe.

During fiscal 2014, the Company engaged in a strategic planning process and identified three year sales and operating profit margin goals that, if attained, the Company believes would deliver superior shareholder value over time relative to the Company’s peer group. The Committee and the Board reviewed these goals and used them as the basis for creating a supplemental 2015-2017 incentive program (the “Three Year LTI Program”) to issue performance-based awards under the Company’s 2014 Incentive Plan. Pursuant to the Three Year LTI Program, during the first quarter of fiscal 2015 approximately 75 senior leaders of the Company and its business units were granted restricted stock units that will vest only if the Company and/or certain of its business units achieve certain sales and operating profit margin targets by the end of fiscal 2017. The number of restricted stock units granted to participants in the Three Year LTI Program was calculated as a percentage of each participant’s 2015 base salary, based on a share price of $66.00 per share (i.e., the average closing price of the Company’s stock during the first month of fiscal 2015 rounded to the nearest whole dollar). In the case of executive officers, including the named executive officers, the number of restricted stock units was calculated based on 100% of their respective 2015 base salaries, as reflected in the following chart.

Performance-Based RSU Grants to Named Executive Officers Under Three-Year LTI Program

Target Restricted Stock
Units
(#)
Christopher L. Conway	12,121
David J. Fallon	6,288
Sam Ferrise	6,288
David J. Lindsay	4,394
Richard M. Wolfson	5,152

The key terms of the Three Year LTI Program are as follows:

●	The sales and operating profit margin targets for corporate employees, including Messrs. Conway, Fallon, Lindsay and Wolfson, are generally based on the Company’s consolidated and audited fiscal 2017 results, subject to certain defined adjustments, whereas the targets for business unit employees, including Mr. Ferrise, are generally based 80% on the audited fiscal 2017 results of the relevant business unit and 20% on the Company’s consolidated and audited fiscal 2017 results, subject to certain defined adjustments.

●	The Committee established minimum thresholds for both sales and operating profit margin at levels that the Committee believes are aggressive and not easy to achieve, and represent performance above the historical achievement of the Company’s peer group. The Committee took this approach in recognition of the fact that the Three Year LTI Program represents additional compensation to the eligible employees and should only be paid out if the Company or the relevant business unit, as the case may be, achieves results that the Committee believes are likely to represent superior performance as compared to the Company’s peer group over the relevant performance period.

●	Failure to achieve either the sales or the operating profit margin threshold will result in the loss of the entire award. Thus, if the Company achieves 100% or more of its three-year sales target but fails to achieve the threshold performance for operating profit margin, the entire award will be forfeited.

●	If both thresholds are achieved, the sales target accounts for 70% of the payout and the operating profit margin target accounts for 30%. Achieving more than the threshold but less than the target for either sales or operating profit margin results in a sliding scale of payout ranging from 75% to 100% in the case of corporate employees.

●	The maximum number of shares that can be earned under the award is 100% of target (i.e., the full amount of the grant, which, for the named executive officers, are reflected in the chart above), irrespective of whether both the sales and operating profit margin targets are surpassed.

●	If a business unit achieves its threshold performance of sales and operating margin profit, but the Company does not achieve both of its thresholds on a consolidated basis, the business unit participants will have a maximum payout of 80%, and corporate employees will receive nothing.

●	Although the relevant measurement period for the Three Year LTI Program runs through the end of fiscal 2017, the actual awards will not be deemed earned until the end of fiscal 2018, at which time the Committee will determine whether the targets were achieved. This effectively serves as a 1-year holding requirement for award recipients.

●	Dividend equivalents payable on the restricted stock units granted under the Three Year LTI Program will be accrued but not paid over unless and until the awards actually are paid, and then in the same percentage as the final stock award. Dividends will be settled in cash.

●	All payouts under the Three Year LTI Program are subject to a clawback, if and to the extent the Company subsequently restates its financial results for the relevant time period(s) and such restatement would have resulted in the awards not having been paid or having been paid at a lower level.

●	In order to be eligible to receive an award, an individual must be employed by the Company or one of its business units through the end of fiscal 2017, except in the case of retirement, death or disability.

○	An individual who retires after age 60 prior to the end of fiscal year 2015 will forfeit all awards granted under the Three Year LTI Program.

○	An individual who retires after age 60 and after the end of fiscal year 2015 will have his or her award pro-rated based on the number of whole months the individual was employed during the three-year performance period, and payment will occur at the same time as for active employees and based on actual results. Furthermore, the individual must give the Company 6 months’ prior notice of his or her intention to retire and be in compliance with all restrictive covenants (e.g., relating to confidentiality and non-competition) to which the individual is then subject.

○	An individual who dies or becomes permanently disabled during the performance period will receive a pro-rata distribution of his or her award promptly following such death or disability, based on the number of whole months the individual was employed during the three-year performance period.

●	Upon a change in control of the Company, an individual’s target number of restricted stock units will be converted into time-vested restricted stock that will vest in a “double trigger” manner on the earlier of (i) a date in December 2017 (i.e., after the 2017 fiscal year has concluded), (ii) upon death or disability, (iii) upon retirement after age 60 (subject to the same pro-rations, payment terms and restrictions as set forth above), or (iv) upon involuntarily termination without “cause” or voluntary termination by the individual for “good reason,” in any such case, following the change in control, with such definitions generally mirroring those found in the Company’s standard form CIC Agreement.

○	If the surviving company in the change in control transaction is not the Company and such company does not assume the award, the stock will vest and will be redeemed for cash within 30 days of the closing of the change in control transaction, at the same value as received by all other Company stockholders.

○	If the award is assumed, or if the Company is the surviving company, the award will continue and individual must be employed by the surviving company or one of its subsidiaries at the end of fiscal 2017 in order to receive the applicable payout (except in the case of a termination under the circumstances discussed above – i.e., retirement, death/disability, involuntary termination other than for “cause” or voluntary termination for “good reason” – in which case the treatment of the award will be generally the same as discussed above).

Deductibility of Executive Compensation

The Committee considers the impact of Section 162(m) of the Code in the design of its compensation strategies. Under Section 162(m), compensation paid to certain executive officers in excess of $1,000,000 cannot be taken by us as a tax deduction unless the compensation qualifies as performance-based compensation. The design of the compensation paid to its executive officers under the Company’s incentive plans, other than with respect to amounts associated with time-based vesting restricted stock units, is intended to constitute performance-based compensation for purposes of Section 162(m) of the Code. We have determined, however, that we will not necessarily seek to limit executive compensation to amounts deductible under Section 162(m) if we believe such limitation is not in the best interests of our shareholders. While considering the tax implications of its compensation decisions, the Committee believes its primary focus should be to attract, retain and motivate executives and to align the executives’ interests with those of our shareholders.

Compensation Committee Report

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

James W. Bradford, Jr., Chairman Robert J. Burgstahler Wesley M. Clark Paul Donovan Mark A. Emkes Robert H. Jenkins

The foregoing report of the Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under the Securities Act or the Exchange Act.

Compensation Risk Assessment

As discussed earlier in this Proxy Statement, the Compensation Committee is responsible for overseeing risks associated with the Company’s compensation programs. The Compensation Committee discharges this responsibility by reviewing participation in and the mechanics of the Company’s various short-and long-term incentive programs as well as other executive compensation related practices and policies. In addition, the Audit Committee’s annual formal assessment of the risks facing the Company specifically includes a review of compensation-related risks, and the results of this assessment are communicated to and considered by the entire Board. Based on this assessment and the other factors discussed below, the Company and the Compensation Committee believe that the Company’s compensation programs and policies for its employees do not incentivize employees to take excessive risks and do not create risks that are reasonably likely to have a material adverse effect on the Company.

The Company further believes that various elements of its compensation programs and policies help mitigate risk to the Company, including the following:

●	As confirmed by the Company’s independent compensation advisor, FWC, the total annual target compensation levels of the Company’s executives are conservative and typically at or below median of the Company’s peer group and survey data.

●	The Company awards a significant portion of an executive officer’s compensation in the form of long-term equity grants, including a significant amount of value in the form of restricted stock units, thus giving executives a meaningful stake in the long-term success of the Company.

●	The Company’s normal time-based vesting schedule for equity grants is four years. In addition to the retention benefits that such a vesting period provides the Company, it also incentivizes management to make decisions that will create and sustain shareholder value over the longer-term.

●	The Company has meaningful share ownership guidelines for its executive officers, with which all executive officers currently comply.

●	The Company’s CVA Model, which is its primary means of performance-based cash compensation, focuses on operating profit and is derived from the independently audited financial results of the Company.

●	The Compensation Committee uses comprehensive tally sheets in order to monitor executive compensation holistically, and is thus better able to monitor risk associated with executive compensation.

SUMMARY COMPENSATION TABLE

						Change in
						Pension Value
						and
						Nonqualified
					Non-Equity	Deferred
			Stock	Option	Incentive Plan	Compensation	All Other
		Salary(1)	Awards(2)	Awards(3)	Compensation(4)	Earnings(5)	Compensation(6)	Total
Name and Principal Position	Year	($)	($)	($)	($)	($)	($)	($)
CHRISTOPHER L. CONWAY	2014	689,615	420,031	1,325,950	1,413,712	—	66,602	3,915,910
Chief Executive Officer	2013	588,462	361,520	998,000	321,006	—	39,668	2,308,656
	2012	486,538	265,471	880,600	273,191	—	45,269	1,951,069

DAVID J. FALLON	2014	394,808	175,228	403,550	485,614	—	32,869	1,492,069
Vice President-	2013	344,231	87,849	349,300	126,436	—	25,171	932,987
Chief Financial Officer	2012	298,154	79,656	314,500	114,491	—	28,229	835,030

SAM FERRISE	2014	400,795	146,721	403,550	284,565	23,862	39,975	1,299,468
President, Engine/Mobile Group	2013	389,085	137,061	349,300	91,264	—	32,811	999,521
	2012	378,154	140,846	440,300	91,241	33,443	32,774	1,116,758

DAVID J. LINDSAY	2014	265,117	99,312	219,070	244,571	229,037	46,760	1,103,867
Vice President-	2013	256,635	64,757	179,640	71,396	—	38,843	611,271
Chief Administrative Officer	2012	246,769	66,380	213,860	77,239	248,823	43,641	896,712

RICHARD M. WOLFSON	2014	322,404	151,708	317,075	330,464	—	34,573	1,156,224
Vice President-	2013	297,923	125,538	274,450	91,730	—	35,443	825,084
General Counsel & Secretary	2012	281,308	74,865	314,500	88,049	—	29,760	788,482
____________________

(1)	The amounts shown in this column are before any deferrals under the terms of the Company’s retirement plans, which are discussed below under “Retirement Plans”.

(2)	The amounts in this column represent the aggregate grant date fair value of time-vested restricted stock units, computed in accordance with FASB ASC Topic 718, granted in the years set forth above, using the closing market price of Company stock on the grant date. In the case where the grant date was not a trading day, the closing market price of Company stock on the immediately preceding trading day was used.

(3)	The amounts shown in this column represent the aggregate grant date fair value of the stock options, computed in accordance with FASB ASC Topic 718, granted in the years set forth above, using a Black-Scholes valuation methodology. Set forth below are the assumptions made in determining grant date fair value, which are also discussed in Note M to our consolidated financial statements included in our 2014 10-K that was filed with the SEC on January 26, 2015.

		Risk-Free
	Volatility	Interest Rate	Dividend Yield	Expected Life
Grant Date	(%)	(%)	(%)	(Years)
12/12/2011	26.5	1.45	0.96	6.1
12/17/2012	25.8	1.19	1.19	5.4
12/16/2013	21.4	1.55	1.10	5.0

(4)	The amounts in this column represent cash incentive plan compensation earned for 2014, 2013 and 2012 performance, as applicable, under the terms of the CVA Plan and the CVA Model, both of which are described in detail under the heading of Performance-Based Cash Incentive Compensation in the Compensation Discussion and Analysis.

(5)	The amounts in this column for Mr. Ferrise and Mr. Lindsay consist of the change in annual actuarial present value of their pension benefits as compared to the prior year. The present value of pension benefits is reported in the “Pension Benefits for Fiscal Year 2014” table. As a result of changes in mortality table assumptions and decreases in the applicable discount interest rates, pension values increased by the following amounts for 2014: Mr. Ferrise – $23,862 Mr. Lindsay – $229,037. The Deferred Compensation Plan does not provide for above-market or preferential earnings.

(6)	See the table immediately below which describes each component of the “All Other Compensation” column for fiscal 2014.

“ALL OTHER” COMPENSATION

			Perquisites and Personal Benefits(5)
		Deferred
		Compensation	Insurance				Non-Business		Total
	401(k)	Account	Premiums	Company	Financial	Physical	Aircraft		“All Other
	Match(1)	Match(2)	Paid(3)	Car	Planning	Exam	Usage	Other(4)	Compensation”
	($)	($)	($)	($)	($)	($)	($)	($)	($)
Christopher L. Conway	9,893	17,492	3,358	20,021	750	1,907	—	13,181	66,602
David J. Fallon	10,400	5,546	2,223	14,700	—	—	—	—	32,869
Sam Ferrise	10,400	5,668	5,417	10,793	825	—	—	6,872	39,975
David J. Lindsay	3,900	87	17,577	17,246	7,950	—	—	—	46,760
Richard M. Wolfson	10,400	2,573	921	13,097	7,582	—	—	—	34,573
____________________

(1)	Mr. Lindsay participates in the Old 401(k) Plan (as defined below) which matches $0.50 for each dollar contributed, up to the first 3% of eligible compensation; Mr. Conway, Mr. Fallon, Mr. Ferrise, and Mr. Wolfson are participants in the New 401(k) Plan (as defined below) which matches $1.00 for each dollar contributed, up to the first 3% of eligible compensation and $0.50 for each dollar contributed up to the next 2% of eligible compensation.

As discussed below under “Retirement Plans”, the match under these plans is discretionary and occurs following the end of the fiscal year. The amounts in this column were thus paid after the end of fiscal 2014, but since they correspond to contributions made by the named executive officers during fiscal 2014, they are included in this column.

Because the Company match under the New 401(k) Plan is discretionary, the named executive officers may have to forfeit some portion of the Company match in order for the plan to comply with IRS rules regarding “top-heavy” plan participation. Any amounts so forfeited may be paid by the Company on behalf of the executive into the Company’s Deferred Compensation Plan.

(2)	The amounts shown in this column represent payment by the Company into the deferred compensation accounts of each of the named executive officers under the Company’s 401(k) Restoration Program enacted in fiscal 2014. The 401(k) Restoration Program is described above under the heading “Retirement Plans” in the Compensation Discussion and Analysis.

(3)	The amounts shown in this column represent premiums paid by the Company for supplemental executive life insurance and supplemental executive long term disability insurance.

(4)	The amounts shown in this column represent reimbursement for Company-approved relocation expenses incurred during 2014 by Mr. Conway and Mr. Ferrise in connection with their respective relocations to the Company’s headquarters in Tennessee. These amounts are the amounts paid by the Company to Messrs. Conway and Ferrise, respectively, in fiscal 2014, and were not eligible for tax gross-up under the Company’s relocation expense reimbursement policy. As such, Mr. Conway and Mr. Ferrise are responsible for paying all associated income taxes on these amounts.

(5)	All amounts shown are valued at the incremental cost to the Company of providing the benefit. The incremental cost of the Company aircraft use for a non-business flight is calculated by multiplying the aircraft’s hourly variable operating cost by a trip’s flight time, which includes any flight time of an empty return flight. Variable operating costs include: (1) landing, parking, crew travel and flight planning services expense; (2) supplies, catering and crew traveling expenses; (3) aircraft fuel and oil expenses; (4) maintenance, parts, and external labor (inspections and repairs); and (5) any customs, foreign permit and similar fees. Fixed costs that do not vary based upon usage are not included in the calculation of direct operating cost.

GRANTS OF PLAN-BASED AWARDS FOR FISCAL YEAR 2014

					All Other	All Other
					Stock	Option
					Awards:	Awards:		Grant Date
					Number of	Number of	Exercise or	Fair Value of
		Estimated Possible Payouts Under			Shares of	Securities	Base Price	Stock and
		Non-Equity Incentive Plan Awards(1)			Stock or	Underlying	of Option	Option
		Threshold(2)	Target(3)	Maximum(4)	Units(5)	Options(6)	Awards(7)	Awards(8)
Name	Grant Date	($)	($)	($)	(#)	(#)	($/share)	($)
Christopher L. Conway
Annual Cash Incentive Plan	N/A	70,000	700,000	2,800,000
Restricted Stock Units	12/16/2013				6,822			420,031
Stock Options	12/16/2013					115,000	61.57	1,325,950
David J. Fallon
Annual Cash Incentive Plan	N/A	40,000	240,000	960,000
Restricted Stock Units	12/16/2013				2,846			175,228
Stock Options	12/16/2013					35,000	61.57	403,550
Sam Ferrise
Annual Cash Incentive Plan	N/A	40,200	201,000	804,000
Restricted Stock Units	12/16/2013				2,383			146,721
Stock Options	12/16/2013					35,000	61.57	403,550
David J. Lindsay
Annual Cash Incentive Plan	N/A	26,600	119,700	478,800
Restricted Stock Units	12/16/2013				1,613			99,312
Stock Options	12/16/2013					19,000	61.57	219,070
Richard M. Wolfson
Annual Cash Incentive Plan	N/A	32,500	162,500	650,000
Restricted Stock Units	12/16/2013				2,464			151,708
Stock Options	12/16/2013					27,500	61.57	317,075
____________________

(1)	The amounts in these columns represent the range of potential payouts for fiscal year 2014 under the CVA Model as described in the Compensation Discussion and Analysis. See the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table” for the amount actually paid to each named executive officer for 2014 performance using the CVA Model under the 2014 Incentive Plan.

(2)	The amount shown as Threshold in this column represents the payout of the named executive officer at Level 1 under the CVA Model.

(3)	The amount shown as Target in this column represents the payout of the named executive officer at Level 6 under the CVA Model.

(4)	The amount shown as Maximum in this column represents the payout to the named executive officer at Level 16 under the CVA Model. Level 16, which was achieved in fiscal 2010, was the highest level achieved in the Company’s history, and the Company believes it is reflective of a realistic maximum payout that a named executive officer could ever receive. Pursuant to the 2014 Incentive Plan, no individual can receive more than $3 million.

(5)	The amounts shown in this column represent restricted stock units granted under the Company’s 2009 Incentive Plan on December 16, 2013, as described in the Compensation Discussion and Analysis.

(6)	The amounts shown in this column represent stock options granted under the Company’s 2009 Incentive Plan on December 16, 2013, as described in the Compensation Discussion and Analysis.

(7)	Each option granted has an exercise price equal to the closing price of the Company’s stock on December 16, 2013, the date the option was granted.

(8)	The amounts shown in this column represent the aggregate grant date fair value of the stock options and restricted stock units granted, computed in accordance with FASB ASC Topic 718. Each restricted stock unit was valued at $61.57, the closing market price of the Company’s stock on the grant date. Each stock option was valued on the grant date using a Black-Scholes valuation methodology, using the assumptions referenced in footnote 3 to the Summary Compensation Table.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2014

							Stock
							Awards(2)
							Number of	Market Value
							Shares or	of Shares or
	Option Awards(1)						Units of	Units of
		Number of Securities		Option			Stock Held	Stock Held
		Underlying Unexercised		Exercise	Option		That Have	That Have
		Options (#)		Price	Expiration	Grant	not Vested	not Vested(3)
Name	Grant Date	Exercisable	Unexercisable	($)	Date	Date	(#)	($)
Christopher L. Conway	08/28/2006	2,000		28.13	08/27/2016
	12/17/2006	1,500		33.75	12/16/2016
	12/16/2007	5,000		36.48	12/15/2017
	12/14/2008	10,000		32.78	12/13/2018
	12/13/2009	15,000		32.30	12/12/2019
	12/13/2010	30,000	10,000	42.86	12/12/2020	12/13/2010	692	45,596
	12/12/2011	35,000	35,000	49.91	12/11/2021	12/12/2011	2,659	175,202
	12/17/2012	25,000	75,000	45.19	12/16/2022	12/17/2012	6,000	395,340
	12/16/2013		115,000	61.57	12/15/2023	12/16/2013	6,822	449,502

David J. Fallon	01/12/2010	2,735		33.96	01/11/2020
	12/13/2010	18,750	6,250	42.86	12/12/2020	12/13/2010	420	27,674
	12/12/2011	12,500	12,500	49.91	12/11/2021	12/12/2011	798	52,580
	12/17/2012	8,750	26,250	45.19	12/16/2022	12/17/2012	1,458	96,068
	12/16/2013		35,000	61.57	12/15/2023	12/16/2013	2,846	187,523

Sam Ferrise	12/14/2008	35,000		32.78	12/13/2018
	12/13/2009	35,000		32.30	12/12/2019
	12/13/2010	26,250	8,750	42.86	12/12/2020	12/13/2010	786	51,790
	12/12/2011	17,500	17,500	49.91	12/11/2021	12/12/2011	1,410	92,905
	12/17/2012	8,750	26,250	45.19	12/16/2022	12/17/2012	2,275	149,900
	12/16/2013		35,000	61.57	12/15/2023	12/16/2013	2,383	157,016

David J. Lindsay	12/16/2007	21,700		36.48	12/15/2017
	12/14/2008	22,000		32.78	12/13/2018
	12/13/2009	22,000		32.30	12/12/2019
	12/13/2010	16,500	5,500	42.86	12/12/2020	12/13/2010	317	20,887
	12/12/2011	8,500	8,500	49.91	12/11/2021	12/12/2011	664	43,751
	12/17/2012	4,500	13,500	45.19	12/16/2022	12/17/2012	1,075	70,832
	12/16/2013		19,000	61.57	12/15/2023	12/16/2013	1,613	106,281

Richard M. Wolfson	12/13/2009	10,000		32.30	12/12/2019
	12/13/2010	18,750	6,250	42.86	12/12/2020	12/13/2010	417	27,476
	12/12/2011	12,500	12,500	49.91	12/11/2021	12/12/2011	750	49,418
	12/17/2012	6,875	20,625	45.19	12/16/2022	12/17/2012	2,083	137,249
	12/16/2013		27,500	61.57	12/15/2023	12/16/2013	2,464	162,353
____________________

(1)	All stock option awards become exercisable over a four-year period at the rate of 25% per year, beginning one year from the grant date.

(2)	All stock awards are restricted stock units. The restricted stock units vest over a four-year period at the rate of 25% per year, beginning one year from the grant date indicated. Participants may defer the receipt of the underlying shares for any number of full years up to ten or until the termination of employment. At the end of fiscal 2014, Mr. Conway had deferred a total of 3,623 units, Mr. Fallon had deferred a total of 1,749 units, and Mr. Wolfson had deferred a total of 1,719 units.

(3)	Valued based on the closing price of the Company’s common stock of $65.89 on November 28, 2014, the last trading day of the fiscal year.

OPTION EXERCISES AND STOCK VESTED DURING FISCAL YEAR 2014

	Option Awards		Stock Awards
	Number of	Value	Number of
	Shares	Realized	Shares	Value
	Acquired on	Upon	Acquired on	Realized on
	Exercise	Exercise(1)	Vesting	Vesting(2)
Name of Executive Officer	(#)	($)	(#)	($)
Christopher L. Conway	—	—	4,378 (3)	269,553
David J. Fallon	—	—	1,306 (3)	80,410
Sam Ferrise	70,000	2,165,692	3,224	198,502
David J. Lindsay	43,400	1,421,957	1,397	86,013
Richard M. Wolfson	2,500	79,243	2,011	123,817
____________________

(1)	Calculated by multiplying the number of shares of common stock issued upon exercise of stock options by the difference between the option exercise price and the closing price of the Company’s common stock on the day immediately preceding the date of exercise.

(2)	Calculated using the closing price of the Company’s common stock on the date of vesting.

(3)	Mr. Fallon elected to defer receipt of 907 of these shares; 421 of them until 2015, and the remaining 486 until 2016. Mr. Conway elected to defer receipt of 354 of these shares for a period of ten years.

Retirement Plans

Certain employees of the Company and its subsidiaries, including Mr. Ferrise and Mr. Lindsay, are eligible to receive benefits under the CLARCOR Inc. Pension Plan (the “Pension Trust”). The amount of the Company’s contribution to the Pension Trust in respect to a specified person cannot be individually calculated.

The Pension Trust provides benefits calculated under a Social Security step-rate formula based on career compensation. Benefits are payable for life with a guarantee of 120 monthly payments. The formula accrues an annual benefit each plan year equal to the sum of (a) plan year compensation up to covered compensation in effect each December multiplied by 0.012 plus (b) any excess of such plan year compensation over covered compensation (subject to Internal Revenue Service limitations applicable to all qualified retirement plans) multiplied by 0.0055. The aggregate of all annual accruals plus the benefit accrued at November 30, 1989 under prior plans is the amount of annual pension.

The present value of the accumulated benefits under the Pension Trust at normal retirement (age 65) for each of the named executive officers, as applicable, are reflected in the table below. Such retirement benefits are not subject to any reduction for Social Security amounts.

Effective January 1, 2004, the Board adopted a program pursuant to which the pension benefits payable under the Pension Trust to most employees of the Company were frozen. As to these employees, no further benefits will accrue under the Pension Trust. As a substitute benefit, the Company implemented a new 401(k) plan (the “New 401(k) Plan”) which is available to substantially all United States employees of the Company and its subsidiaries. Until it was amended in fiscal 2009, the New 401(k) Plan provided that the Company will match all contributions by a participant up to 3% of his or her compensation and 50% of the next 2% of such compensation contributed. Following the amendment, such match is no longer mandatory but rather discretionary on the part of the Company.

In 2004, the Company offered employees who were both at least 40 years old and had at least 10 years of service the option of continuing to participate in the Pension Trust or adopting the New 401(k) Plan. Those employees electing to continue participation in the Pension Trust also are eligible to continue to participate in the Company’s previously established 401(k) Plan (the “Old 401(k) Plan”). Under the Old 401(k) Plan, the Company would match 50% of contributions by a participant up to 3% of his or her compensation. Mr. Lindsay elected to continue to participate in the Pension Trust and he will continue to accrue benefits under the Pension Trust until he retires. Mr. Ferrise was not eligible to continue to participate in the Pension Trust, and Messrs. Conway, Wolfson and Fallon were not with the Company when this option was made available. The amounts currently payable to Mr. Ferrise pursuant to the Pension Trust (including years of credited service) will not increase or decrease in the future.

Effective December 1, 1994, the Company established two new retirement plans for officers and senior executives of the Company: the 1994 Supplemental Pension Plan and the 1994 Executive Retirement Plan. Both plans were amended effective in January of 2008 to comply with Section 409A of the Code, and the 1994 Executive Retirement Plan was amended on December 14, 2009 to alter the applicable interest rate used to calculate lump sum payments. No executive currently participates in the 1994 Executive Retirement Plan. Messrs. Ferrise and Lindsay participate in the 1994 Supplemental Pension Plan, but Mr. Ferrise’s participation is currently frozen. Messrs. Conway, Wolfson and Fallon do not participate in the 1994 Supplemental Pension Plan.

The 1994 Supplemental Pension Plan is intended to preserve benefits lost by reason of the maximum limitations on compensation and benefits imposed on tax qualified retirement plans by the Code. The annual benefit is payable as a life annuity commencing at age 65 with payments for 15 years guaranteed. Alternatively, a recipient may elect to receive the present value of the annuity in the form of a lump sum payment. Assumptions for determination of equivalence between the annuity and lump sum are defined in the plan, and current assumptions are included in the assumptions table below. Such annual retirement benefits are not subject to reduction for Social Security amounts.

The table below sets forth the following pension benefit information with respect to the Company’s named executive officers, as applicable, under the Pension Trust and the 1994 Supplemental Pension Plan:

PENSION BENEFITS FOR FISCAL YEAR 2014

		Number of	Present
		Years	Value of	Payouts
		Credited	Accumulated	During Last
		Service	Benefit(1)	Fiscal Year
Name	Plan Name	(#)	($)	($)
Christopher L. Conway	Pension Trust	N/A	N/A	N/A
	Supplemental Pension Plan	N/A	N/A	N/A

David J. Fallon	Pension Trust	N/A	N/A	N/A
	Supplemental Pension Plan	N/A	N/A	N/A

Sam Ferrise	Pension Trust	2	58,122	0
	Supplemental Pension Plan	2	125,414	0

David J. Lindsay	Pension Trust	27	858,146	0
	Supplemental Pension Plan	27	267,659	0

Richard M. Wolfson	Pension Trust	N/A	N/A	N/A
	Supplemental Pension Plan	N/A	N/A	N/A

____________________

(1)	The assumptions utilized to calculate the Present Value of Accumulated Benefit are as follows:

		Supplemental
	Pension Trust	Pension Plan
Normal Retirement Age	65	65
Discount Rate Before Retirement	3.75%	3.00%
Discount Rate After Retirement	3.75%	1.00%
Mortality Table After Retirement	75% RP-2014	UP-84
	bottom quartile
	and 25% RP-2014

Deferred Compensation Plan

The Company has a Deferred Compensation Plan, pursuant to which the Company’s executive officers may elect to defer receipt of cash compensation and vested restricted stock units for up to ten years or the executive’s separation from the Company. Any deferred cash amounts are invested in essentially the same funds available to all employees participating in the New 401(k) Plan and the investment choices/allocations are made by the executive. The Company does not pay any above-market or preferential interest to the executive, and any invested amounts are subject to the same market risks as any other investments under either of the Company’s 401(k) plans.

Additionally, as discussed above under the heading “Retirement Plans” in the Compensation Discussion and Analysis, the Company initiated its 401(k) Restoration Program during the course of fiscal 2014. Under this program, any individual who earns cash compensation (i.e., salary plus bonus) more than the applicable IRS limit ($260,000 in fiscal 2014) receives a dollar-for-dollar Company match on contributions of cash compensation above such limit to his deferred compensation account, provided, however, that the total match paid by the Company under the 401(k) Restoration Program, when added to any match paid by the Company to the individual’s 401(k) account, cannot exceed (i) 4% of the individual’s total cash compensation, if the individual participates in the New 401(k) Plan, or (ii) 1.5% of the individual’s total cash compensation, if the individual participates in the Old 401(k) Plan. Effectively, therefore, an individual who makes more than the applicable IRS limit and participates in the New 401(k) Plan must contribute, and allocate between his 401(k) account and his deferred compensation account, at least 4% of his or her total cash compensation in order to maximize the amount of Company matches available across both plans.

The 401(k) Restoration Program is discretionary in nature and can be suspended, cancelled or modified by the Board at any time, and an employee needs to be employed by the Company at the end of the calendar year in order to be eligible to receive his or her match. It is currently anticipated that the 401(k) Restoration Program will apply to between 20-40 senior employees, including the named executive officers. The exact number can only be determined following the end of each calendar year, after the final cash compensation amounts for all employees earned during such calendar year has been calculated.

Because the 401(k) Restoration Program was created during the course of fiscal 2014 (and after the date by which eligible employees had to make their 2014 deferred compensation elections), the Board approved a one-time payment (rather than a match payment) to the deferred compensation account of any individual employed by the Company or any of its subsidiaries as of December 31, 2014 and whose cash compensation in calendar year 2014 exceeded $260,000. The amount of such payment was equal to (i) 4% of the amount by which the employee’s total calendar year 2014 cash compensation exceeded $260,000, if the employee participated in the New 401(k) Plan, and (ii) 1.5% of the amount by which the employee’s total calendar year 2014 cash compensation exceeded $260,000, if the employee participated in the Old 401(k) Plan. This one-time payment was paid at the same time as the Company paid the match for the 401(k) Plans generally – i.e., in January 2015, after the Company’s 2014 audit was finalized. The amounts paid to the deferred compensation accounts of the named executive officers under the 401(k) Restoration Program for 2014 ranged between $87, in the case of Mr. Lindsay, and $17,492, in the case of Mr. Conway, and are included in the “All Other Compensation” column of the Summary Compensation Table.

The table below sets forth the following information with respect to the Company’s named executive officers under the Deferred Compensation Plan with respect to fiscal 2014:

NONQUALIFIED DEFERRED COMPENSATION IN FISCAL 2014

		Executive	Company	Aggregate
		Contributions	Contributions	Earnings	Aggregate	Aggregate
		in Last	in Last	in Last	Withdrawals/	Balance at
		FY	FY	FY(4)	Distributions	Last FYE(5)
Name	Plan	($)	($)	($)	($)	($)
Christopher L. Conway	Deferred Cash Compensation(1)	0	17,492	0	0	17,492
	Restricted Stock Units(2)	21,796 (3)	0	19,051	0	238,719
David J. Fallon	Deferred Cash Compensation(1)	596	5,546	50	0	6,192
	Restricted Stock Units(2)	55,844 (3)	0	8,431	0	115,241
Sam Ferrise	Deferred Cash Compensation(1)	0	5,668	0	0	5,668
	Restricted Stock Units(2)	0	0	0	0	0
David J. Lindsay	Deferred Cash Compensation(1)	0	87	0	0	87
	Restricted Stock Units(2)	0	0	0	0	0
Richard M. Wolfson	Deferred Cash Compensation(1)	600	2,573	50	0	3,223
	Restricted Stock Units(2)	0	0	9,214	0	113,266
____________________

(1)	None of the named executive officers made cash contributions of salary or bonus to the Deferred Compensation Plan in fiscal year 2014. The amounts showed for Mr. Wolfson and Mr. Fallon represent amounts rolled over from their respective 401(k) accounts because of “top-heavy” plan rules. The amounts shown in the column entitled “Company Contributions in Last FY” represent the amount contributed by the Company into each of the named executive officer’s deferred compensation account pursuant to the 401(k) Restoration Program. Although these amounts were paid in January 2015, they were paid in respect of the Company’s 2014 fiscal year and therefore have been included in this table.

(2)	The Deferred Compensation Plan allows for deferral of restricted stock units for any number of full years up to ten or until termination of employment.

(3)	Amounts represent the value of units which vested and were deferred in fiscal year 2014, based on the closing stock price on the vesting date. Of the restricted stock unit values shown in this column for Mr. Conway and Mr. Fallon, $0 is included in the “Summary Compensation Table” for fiscal 2014 because such restricted stock units were granted in prior years.

(4)	For restricted stock units, earnings are calculated as follows: (i) number of restricted stock units deferred in fiscal 2014 valued at the change in the closing stock price from the date of vesting to the end of fiscal 2014, plus (ii) the number of restricted stock units that were deferred prior to fiscal 2014, valued by the change in the closing stock price on the first day of fiscal year 2014 to the last day of fiscal year 2014. For securities or other non-cash investments in the executive’s deferred compensation account, earnings are equal to the account value on the last day of the fiscal year, minus (i) contributions made to the deferred compensation account during the course of the fiscal year, minus (ii) account balance on the first day of the fiscal year. None of the amounts reflected in the “Aggregate Earnings in Last FY” column have been reported as compensation in the “Summary Compensation Table”.

(5)	Amounts represent (i) the total number of vested restricted stock units deferred as of the end of fiscal 2014, valued at the closing stock price on the last trading day of the fiscal year, (ii) the total amount of cash and market value of securities in the executive’s deferred compensation account at the end of fiscal 2014, and (iii) the amount of cash contributions paid in respect of fiscal 2014 by the Company to the deferred compensation account of the executive under the Company’s 401(k) Restoration Program. The following amounts were reported as compensation to the executive in the Summary Compensation Tables in prior years’ proxy statements: Mr. Conway —$120,808; Mr. Fallon – $76,095; and Mr. Wolfson — $56,349.

Potential Payments Upon Termination or Change in Control

Termination without “Cause” or for “Good Reason”

None of the named executive officers have an employment agreement which contemplates a contractual right to severance. Based on the Company’s past practice, however, the Company likely would provide base salary for up to 12 months in the event a named executive officer was terminated without cause.

Termination in Connection with a Change in Control

All of the named executive officers and various other members of senior management at the Company and its significant business units have Change in Control (CIC) agreements. The Company believes that the protections afforded through the CIC agreements are an important element in attracting and retaining senior management personnel, including executive officers. The CIC agreements contain restrictive covenants not to compete with the Company, solicit Company employees or disclose confidential information of the Company for defined periods.

The “change in control” provisions of the CIC agreements become effective upon the occurrence of any of the following: (i) the acquisition by any person, entity or group (other than from the Company) of 30% or more of the outstanding securities of the Company which are entitled to vote generally in the election of directors, provided that the persons who were shareholders of the Company immediately prior to such transaction do not immediately thereafter own more than 60% of the Company’s common stock; (ii) individuals who, at the date of the agreement, constitute the Board of the Company (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director after the date of the CIC agreements whose election or nomination was approved by a vote of at least a majority of the directors then comprising the Incumbent Board will be considered as though such person was a member of the Incumbent Board; (iii) consummation of a reorganization, merger or consolidation, in each case in respect of which the persons who were shareholders of the Company immediately prior to such transaction do not immediately thereafter own more than 60% of the securities entitled to vote generally in the election of directors of the entity resulting from such transaction; or (iv) approval by the shareholders of the Company of a liquidation or dissolution of the Company or the sale of all or substantially all of its assets.

The CIC agreements with the named executive officers provide that the Company agrees to employ these officers, and the officers agree to remain in the employ of the Company, from the date of a change in control to the earlier to occur of the third anniversary of such change in control or the officer’s normal retirement date at a monthly rate of compensation at least equal to the highest monthly base salary which the officer was paid during the 36 calendar months immediately prior to the change in control.

In addition, during that three-year period the Company agrees to provide employee benefits and perquisites which the named executive officer received (or had the right to receive) during the 12 months immediately prior to the date of the change in control at the highest target percentage rate or target participation level in which the named executive officer participated during any of the 36 months immediately prior to the change of control.

In the event that employment is terminated at any point during the 36 months following a change in control, or during the period beginning 180 days prior to the first public announcement of an intended change in control and ending on the date of change in control if reasonably demonstrated by the named executive officer that the termination was related to the change in control, then, in addition to any accrued and unpaid salary, benefits and vacation time, the terminated named executive officer is entitled to (i) a lump-sum cash payment equal to three times the sum of the named executive officer’s annual salary and annual cash incentive payment, with the annual cash incentive payment being equal to the average cash incentive payment received by the named executive officer over the immediately preceding three years or his target cash incentive payments for the year in question, whichever is greater (“Annual Bonus”), (ii) continued health and welfare benefits and perquisites for the three year period following termination; (iii) a lump sum payment equal to the pension benefits the terminated named executive officer would have earned during the three year period after the termination; (iv) a pro-rata share of the Annual Bonus corresponding to the year of termination; and (v) the vesting of all outstanding and unvested equity awards (i.e., stock options and restricted stock units). Stock options may be exercised for a one year period (or, if earlier, the applicable expiration date) following the date of termination. All termination payments are required to be made within 30 days following the date of termination.

If within three years after a change in control, a named executive officer becomes employed by or otherwise engaged or becomes interested (other than as a passive owner of less than 1% of the outstanding securities of a publicly-owned entity) in any business which directly competes with the Company and such employment or activity is likely to cause, or causes, serious damage to the Company, then the Company shall not be obligated to provide any further payments or benefits. If any of such agreements subjects the named executive officer to excise tax under Section 4999 of the Internal Revenue Code, the Company will pay such officer an additional amount calculated so that after payment of all taxes, interest and penalties, the officer retains an amount of such additional payment equal to such excise tax, provided, however, that if excise tax can be avoided by reducing the payouts to the executive by no more than 10% of what he would otherwise receive, then the payouts will be reduced.

The agreements define “termination” to mean termination of employment by the Company for reasons other than death, disability, cause or retirement. “Termination” also includes resignation by the named executive officer after (a) a material adverse reduction in the nature or scope of his authorities, duties or responsibilities, following a change in control, as determined in good faith by the named executive officer; (b) relocation of the named executive officer to a location more than 35 miles away from the his current place of employment; (c) a reduction in compensation, benefits or perquisites after a change in control, (d) failure of any successor to the Company to assume the agreement or a breach by the Company of any provision of the agreement; or (e) a good faith determination by the named executive officer that, as a result of the change in control, he is unable to exercise the authority, power, function or duties contemplated by the agreement.

Potential Payments Upon Termination or Change in Control

The following table presents the value of the potential payments to each Named Executive Officer as if the officer’s employment had been terminated as of the last business day of fiscal 2014.

				Retirement
				Plan Benefits:
				Pension Plan
				(Qualified &		Continued
			Equity with	Executive		Perquisites	Excise
	Severance		Accelerated	Retirement		and	Tax
	Pay		Vesting(3), (4)	Plan)		Benefits(6)	Gross-Up	Total
Name	($)		($)	($)		($)	($)	($)
Christopher L. Conway
Death	—		3,904,540	—		—	—	3,904,540
Disability	—		3,904,540	—		—	—	3,904,540
Retirement	—		—	—		—	—	—
Voluntary	—		—	—		—	—	—
Involuntary (for Cause)	—		—	—		—	—	—
Without Cause or for Good Reason	700,000	(1)	—	—		—	—	700,000
Change in Control	4,200,000	(2)	3,904,540	—		270,672	3,923,609	12,298,821

David J. Fallon
Death	—		1,402,108	—		—	—	1,402,108
Disability	—		1,402,108	—		—	—	1,402,108
Retirement	—		—	—		—	—	—
Voluntary	—		—	—		—	—	—
Involuntary (for Cause)	—		—	—		—	—	—
Without Cause or for Good Reason	400,000	(1)	—	—		—	—	400,000
Change in Control	1,926,541	(2)	1,402,108	—		202,723	1,601,546	5,132,918

Sam Ferrise
Death	—		1,627,348	183,536	(5)	—	—	1,810,884
Disability	—		1,627,348	183,536	(5)	—	—	1,810,884
Retirement	—		—	183,536	(5)	—	—	183,536
Voluntary	—		—	183,536	(5)	—	—	183,536
Involuntary (for Cause)	—		—	183,536	(5)	—	—	183,536
Without Cause or for Good Reason	402,000	(1)	—	183,536	(5)	—	—	585,536
Change in Control	1,809,000	(2)	1,627,348	183,536	(5)	185,791	—	3,805,675

David J. Lindsay
Death	—		865,774	1,125,805	(5)	—	—	1,991,579
Disability	—		865,774	1,125,805	(5)	—	—	1,991,579
Retirement	—		—	1,125,805	(5)	—	—	1,125,805
Voluntary	—		—	1,125,805	(5)	—	—	1,125,805
Involuntary (for Cause)	—		—	1,125,805	(5)	—	—	1,125,805
Without Cause or for Good Reason	266,000	(1)	—	1,125,805	(5)	—	—	1,391,805
Change in Control	1,191,206	(2)	865,774	1,414,740	(7)	217,428	—	3,689,148

			Retirement
			Plan Benefits:
			Pension Plan
			(Qualified &	Continued
		Equity with	Executive	Perquisites	Excise
	Severance	Accelerated	Retirement	and	Tax
	Pay	Vesting(3), (4)	Plan)	Benefits(6)	Gross-Up	Total
Name	($)	($)	($)	($)	($)	($)
Richard M. Wolfson
Death	—	1,265,919	—	—	—	1,265,919
Disability	—	1,265,919	—	—	—	1,265,919
Retirement	—	—	—	—	—	—
Voluntary	—	—	—	—	—	—
Involuntary (for Cause)	—	—	—	—	—	—
Without Cause or for Good Reason	325,000 (1)	—	—	—	—	325,000
Change in Control	1,485,243 (2)	1,265,919	—	162,012	1,128,582	4,041,756
____________________

(1)	Amount represents one year of base pay. No executive has a contractual right to severance and the Company does not have a formal severance pay plan. However, past practice suggests one year would be the anticipated payment. This likely would be paid in accordance with the Company’s regular payroll practices (i.e., every two weeks and not in lump sum).

(2)	Amount represents three times the sum of (a) base salary in effect at the time of termination and (b) the average annual incentive plan payment paid to the executive over the immediately preceding three years or the executive’s target annual incentive for the year of termination, whichever is higher. These amounts would be paid in a lump sum to the executive.

(3)	Amounts in this column represent the value of accelerating the vesting on unvested stock options and restricted stock units based on the Company’s closing stock price, $65.89 per share on November 28, 2014, the last trading day of fiscal 2014.

(4)	Stock options and restricted stock units vest upon an employee’s retirement after he or she turns 60. No named executive officer was 60 prior to the end of the fiscal year.

(5)	Represents the present value at the end of fiscal 2014 of the Supplemental Pension’s lump sum benefit payable at normal retirement (age 65) plus the present value of the Pension Trust. These amounts are reflected in full in the Pension Benefits for Fiscal Year 2014 table included earlier in this Proxy Statement under the rows “Pension Trust” and “Supplemental Pension Plan” for Mr. Ferrise and Mr. Lindsay.

(6)	Represents the estimated value (equal to the expense recognized by the Company in the preparation of its financial statements) of continued coverage for three years for the following benefits: (i) medical and dental; (ii) life insurance; (iii) long-term disability; (iv) 401(k) match; (v) 401(k) Restoration Program match; (vi) company car; (vii) financial planning services; and (viii) executive physical.

(7)	Mr. Lindsay is credited with three additional years of service for purpose of calculating the benefit payable to him under the Supplemental Pension Plan in the event of a change in control in accordance with the terms of his CIC Agreement.

Equity Compensation Plan Information

The following table sets forth aggregated information about the 2014 Incentive Plan as of the last day of fiscal 2014, the only Company plan under which equity securities of the Company are currently authorized for issuance:

Number of securities
remaining available for
	Number of securities to be	Weighted-average	future issuance under equity
	issued upon exercise of	exercise price of	compensation plans
	outstanding options,	outstanding options,	(excluding securities
	warrants and rights	warrants and rights	reflected in column (a))
Plan category	(a)	(b)	(c)
Equity compensation plans
approved by security holders	2,361,732 (1)	$45.71 (2)	6,049,478 (3)
Equity compensation plans not
approved by security holders	—	—	—
Total	2,361,732 (1)	$45.71 (2)	6,049,478 (3)
____________________

(1)	Includes 2,310,720 vested and unvested stock options and 51,012 unvested restricted stock units. Restricted stock units which have vested but the receipt of which has been deferred by the recipient are not included. Shares available under the 2014 Incentive Plan are reduced by one (1) share for each stock option granted and by two and three quarters (2.75) for each full-value award (e.g., restricted stock unit) granted.

(2)	The weighted average exercise price does not take into account the shares issuable upon vesting of outstanding unvested restricted stock units, which have no exercise price.

(3)	An additional 311,500 stock options and 142,536 restricted stock units (92,325 of which were granted in connection with the new Three Year LTI Program) were granted during the first quarter of fiscal 2015, which are not included in the figures set forth above.

REPORT OF THE AUDIT COMMITTEE

The Board’s Audit Committee is comprised of four directors, all of whom are independent as such term is defined in the listing standards of the NYSE and the rules and regulations of the SEC applicable to audit committees. In addition, the Board has determined that two members of the Audit Committee, Paul Donovan (the Chairman) and Robert Burgstahler, are audit committee financial experts as such term is defined in the applicable rules of the SEC. The Audit Committee reviews the Company’s financial reporting process and its system of internal financial controls on behalf of the Board. Management of the Company has the primary responsibility for the financial statements and the reporting processes of the Company, including the system of internal controls, the presentation of the financial statements and the integrity of the financial statements. Management has represented to the Audit Committee that the Company’s financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and that its internal controls over financial reporting were effective as of November 29, 2014. The Company’s auditors, PricewaterhouseCoopers LLP, are engaged to audit the Company’s financial statements and to express an opinion on the conformity of such audited financial statements to GAAP and on the effectiveness of the Company’s internal controls over financial reporting. Members of the Audit Committee rely on the information provided to them and on the representations made by management and the information, representations, opinions and communications of the Company’s auditors.

In this context, the Audit Committee has reviewed and discussed the Company’s system of internal controls over financial reporting and its audited financial statements with management and the Company’s auditors. The Audit Committee has discussed with the Company’s auditors the matters required to be discussed by Statement on Auditing Standards No. 16 (Communications with Audit Committees), as amended. In addition, the Audit Committee has received from the Company’s auditors the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the auditor’s communications with the Audit Committee concerning independence, and discussed with the auditors their independence from the Company and its management. While the activities of the Audit Committee are designed to provide an additional level of review, such activities cannot provide absolute assurance that the audit of the Company’s financial statements and of the effectiveness of the Company’s internal controls over financial reporting has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with GAAP or that the Company’s auditors are in fact independent.

In reliance on the reviews and discussions referred to above and subject to the limitations set forth above, the Audit Committee recommended to the Board, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended November 29, 2014, for filing with the SEC.

Audit Committee

Paul Donovan, Chairman
Robert J. Burgstahler
Philip R. Lochner, Jr.
James L. Packard

The foregoing report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under the Securities Act or the Exchange Act.

PROPOSAL NO. 2 — ADVISORY VOTE ON EXECUTIVE COMPENSATION

The shareholders of the Company are entitled to cast an advisory vote at the Annual Meeting to approve the compensation of the Company’s named executive officers, as disclosed in this Proxy Statement. While this shareholder vote on executive compensation is an annual advisory vote that is not binding on the Company or the Board, the Company values the opinions of its shareholders and will consider the outcome of the vote when making future compensation decisions.

As described more fully in the Compensation Discussion and Analysis section of this Proxy Statement, the Company’s executive compensation program is designed to attract, motivate and retain individuals with the skills required to formulate and drive the Company’s strategic direction and achieve annual and long-term performance necessary to create shareholder value. The program also seeks to align executive compensation with shareholder value on an annual and long-term basis through a combination of base pay, annual incentives and long-term incentives.

The Company’s practice of placing a significant portion of each executive’s compensation at-risk demonstrates this pay-for-performance philosophy. In fiscal 2014, at least 50% of the target 2014 compensation level (i.e., compensation other than changes in pension value and deferred compensation) of each individual who was an executive officer of the Company was in the form of “at-risk” elements (i.e., incentive cash compensation, stock options and restricted stock units). For the Company’s Chief Executive Officer during fiscal 2014, Mr. Conway, this figure was approximately 81%.

Additionally, the Company’s compensation programs are objective, transparent and do not tend to materially change from year to year. While the Committee and the Company retain discretion to alter these programs and to introduce new ones, they do so infrequently, and there were no changes to the design of the Company’s compensation programs between fiscal years 2013 and 2014 (although we did make certain refinements to the design of the Company’s compensation programs in respect of fiscal 2015 as discussed above in the Compensation Discussion and Analysis under the heading “Compensation Decisions for 2015”). Generally speaking, the Company follows a conservative compensation philosophy that values long-term service and demonstrated performance.

This conservative philosophy is reflected in the approach that the Board has taken with respect to Mr. Conway’s compensation, where the Board has implemented a multi-year process in which Mr. Conway’s aggregate compensation and the individual elements thereof were established at levels well below median when Mr. Conway became Chief Executive Officer in 2011, with the goal of increasing to market competitive levels over time. Despite there being an increase in the various elements of Mr. Conway’s compensation program compared to fiscal 2013, Mr. Conway’s fiscal 2014 target compensation levels were below median when compared to the Company’s peer group and survey data. Similarly, Mr. Conway has not been not granted an employment agreement and he does not participate in any of the Company’s retirement plans other than the New 401(k) plan that is generally available to all Company employees and the new 401(k) Restoration Program that is available to all employees who earn cash compensation (i.e., salary plus bonus) in excess of applicable IRS limits ($260,000 in 2014).

The same approach has been taken with respect to Mr. Fallon and Mr. Wolfson in their roles as Chief Financial Officer and General Counsel, respectively, since Mr. Fallon’s appointment in 2010 and Mr. Wolfson’s appointment in 2006 to these positions. The Company has required these individuals to demonstrate several years of performance before moving their compensation into the median range. In the case of Mr. Fallon, his total target compensation for 2014 remained below median of both peer group and survey data.

2014 Achievements

As described in the Executive Summary in the Compensation Discussion and Analysis above, fiscal 2014 was an outstanding year for the Company, both quantitatively and qualitatively:

●Our earnings per share were the highest in the Company’s 110-year history, with virtually all of our core filtration businesses delivering excellent results. This increase in earnings came from both the acquisitions we completed during fiscal 2014 (discussed below) as well as organic sales increases in our Engine/Mobile and Industrial/Environmental filtration segments.

●We successfully completed and integrated the two largest acquisitions in our history, of General Electric’s Air Filtration business (now operated as CLARCOR Industrial Air) and Stanadyne’s filtration business (now operated as CLARCOR Engine Mobile Solutions), businesses which we acquired at what we believe to be attractive valuation multiples. These businesses added nearly $400 million in annualized revenue at attractive margins, were accretive to our earnings, brought in a wealth of new talent and technologies, and have allowed us to become leaders in strategically important new markets, including gas turbine air inlet filtration. We believe that both acquisitions have been positively received by the investment community and the filtration industry.

●As part of our integration efforts with respect to the GE Air Filtration business, we successfully accelerated the separation of this business from General Electric following the closing of the acquisition, allowing us to terminate various services provided under the Transition Services Agreement with General Electric earlier than originally anticipated, saving the Company millions of dollars in additional operating costs.

●We successfully launched a new organizational structure within our Engine/Mobile and Industrial/Environmental filtration segments. In our Engine/Mobile filtration segment, we created two operating divisions, CLARCOR Engine Mobile Aftermarket and CLARCOR Engine Mobile Solutions (which includes, among other business lines, the former Stanadyne filtration business), to allow us to better serve the aftermarket and original equipment markets for engine filtration applications, respectively. In our Industrial/Environmental filtration segment, we consolidated the former GE Air Filtration business with our other environmental air filtration businesses (i.e., CLARCOR Air Filtration Products, United Air Specialists and the dust collection cartridge business of Clark Filter) into a new Industrial Air division, CLARCOR Industrial Air, with greater global reach and economies of scale.

●We increased our quarterly dividend to $0.20 per share in October 2014, representing an 18% increase over the prior year, while continuing to invest in growth-related initiatives.

●We broke ground on our new multimillion dollar CLARCOR Innovation Center, a centralized R&D facility to support and accelerate our technological capabilities in the filtration space.

The Company exceeded its budgeted targets for revenue and operating profit and thus all of the named executive officers received cash incentive bonuses in respect of fiscal 2014 above target. This was in contrast to fiscal 2013, when targeted performance goals were not met and executives received bonuses that were correspondingly below target. The Company believes that these results exemplify its commitment to pay for performance, that its compensation of the named executive officers for fiscal 2014 was appropriate and reasonable, and that its compensation programs and practices are sound and in the best interest of the Company and its shareholders.

Vote Required. Shareholders are being asked to vote on the following resolution (“Resolution”):

RESOLVED, that the shareholders of the Company approve, on an advisory and non-binding basis, the compensation of the Company’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, in this Proxy Statement.

This advisory vote shall be approved if it receives the affirmative vote of a majority of shares of Common Stock of the Company present in person or represented by proxy at the Annual Meeting and entitled to vote with respect to this proposal. As noted earlier in this Proxy Statement, broker non-votes will not affect the outcome of this proposal, and abstentions will be equivalent to a vote against this proposal. If no voting specification is made on a properly returned or voted proxy card, the proxies named on the proxy card will vote FOR the Resolution.

The Board of Directors recommends a vote FOR the Resolution.

PROPOSAL 3 — SHAREHOLDER PROPOSAL RELATING TO
SUSTAINABILITY REPORTING

We have received a shareholder proposal from Walden Asset Management, a division of Boston Trust & Investment Management Company (collectively “Walden”), as primary filer, whose address is One Beacon Street, Boston, Massachusetts 02108. Walden indicated in its proposal that it holds 138,680 shares of our common stock and intends to submit a resolution for action at the Annual Meeting. Both the resolution and Walden’s statement in support thereof are set forth below. There were also six co-filers to the proposal who collectively indicated that they hold 10,350 shares of our common stock. The names, addresses and shareholdings of the co-filers will be furnished by the Company to any person promptly upon the receipt of any oral or written request.

The Board has concluded that it cannot support this proposal for the reasons stated in the Board’ statement below, and urges shareholders to vote against the proposal.

Shareholder Proposal

RESOLVED

Shareholders request that CLARCOR Inc. issue a sustainability report describing the company’s environmental, social and governance (ESG) risks and opportunities including greenhouse gas (GHG) emissions reduction targets and goals. The report should be available by year end 2015, prepared at reasonable cost, omitting proprietary information.

In support of their proposal, the proponents provided the following statement:

SUPPORTING STATEMENT

We believe tracking and reporting ESG practices makes a company more responsive to a global business environment characterized by finite natural resources, changing legislation, and heightened public expectations for corporate accountability. Reporting also helps companies better integrate and gain strategic value from existing sustainability efforts, identify gaps and opportunities, develop company-wide communications, recruit and retain employees, and receive feedback.

Support for and the practice of sustainability reporting continues to gain momentum:

●In 2013, KPMG found that of 4,100 global companies 71% had ESG reports.

●The United Nations Principles for Responsible Investment has more than 1,200 signatories with over $45 trillion of assets under management. These members seek ESG information from companies to be able to analyze fully the risks and opportunities associated with existing and potential investments.

●Carbon Disclosure Project (CDP), representing 767 institutional investors globally with approximately $92 trillion in assets, calls for company disclosure on Greenhouse Gas emissions and climate change management programs. Over two thirds of the S&P 500 now report to CDP.

Currently, CLARCOR does not report on its sustainability efforts nor disclose GHG data, although a couple of its subsidiaries provide some environmental disclosure independently. Given CLARCOR’s decentralized business, tracking corporate-wide ESG performance and publishing a standalone sustainability report could help CLARCOR more readily identify issues affecting its overall business.

CLARCOR’s products offer several environmental benefits such as air pollution control. However, information on how CLARCOR meets goals to manage and reduce its own environmental and climate impacts are not disclosed. Climate change is one of the most financially significant environmental issues currently facing CLARCOR’s investors and customers.

Occupational safety and health, vendor and labor standards, waste and water reduction targets and product related environmental impacts are particularly important ESG considerations in CLARCOR’s sector. Not managing these properly could pose significant regulatory, legal, reputational and financial risks.

Competitors like Donaldson, Pall Corporation and Parker Hannifin offer shareholders important information through comprehensive sustainability reports. By not reporting, CLARCOR may be missing opportunities that larger peers are actively recognizing and lagging its peer group in terms of risk management.

Last year 40% of shares (excluding abstentions) voted in favor of this resolution, a substantial level of support that management should not ignore.

We recommend the report include a company-wide review of policies, practices, metrics, and goals related to ESG performance. A Global Reporting Initiative (GRI) index could be a helpful checklist for guidance. The GRI Guidelines are the most widely used reporting framework, enabling companies to focus on their most important ESG issues.

Statement of the Board in Opposition to the Shareholder Proposal

A substantially identical proposal by Walden (the “2014 Proposal”) was included in the Company’s 2014 proxy statement and presented by Walden at the Company’s 2014 Annual Meeting. Of the 43,309,665 votes cast at the 2014 Annual Meeting in connection with the 2014 Proposal (excluding broker non-votes and uncast votes), only 14,335,838 shares, or approximately 33%, voted “for” the 2014 Proposal, while a total of 28,973,827 shares, or approximately 67%, either voted “against,” or affirmatively abstained from voting on the 2014 Proposal (abstentions had the same legal effect as a vote against the proposal). Based on these voting results, we believe a significant majority of our shareholders do not want the Company spending its financial and human capital resources to produce a sustainability report that we continue to believe would not be useful to our shareholders or to our business in any meaningful respect.

For 110 years, the Company has been an outstanding corporate citizen in all of the communities in which we operate. We conduct our business in strict compliance with applicable environmental, health and safety regulations and have strong corporate culture of “doing the right thing”, including with respect to ESG related matters. Our concern for environmental compliance and impact is considered a “core principle” in our Corporate Conduct Guidelines available under the “Ethics and Compliance” tab of our corporate website. We take great pride in our many sustainability achievements, several of which were detailed in last year’s proxy statement, and, as the proponents indirectly acknowledge in their supporting statement, we are in the very business of helping others to protect the environment.

Although we disagree with the specific proposal at issue, we agree that ESG related matters are an important and worthwhile area of focus for the Company. In resisting the proposal, we are merely resisting the requirement to comprehensively gather data and publish an ESG report that we do not believe offers the Company or its investors meaningful benefits. This should not be interpreted as the Board or the Company not caring about ESG topics or not implementing ESG related practices, procedures or policies. To the contrary, our 110 year history of environmental concern and compliance clearly demonstrates that we do. We would simply rather devote ourselves to improving our company and its role in our communities than to reporting on such improvements.

Walden’s supporting statement contains various assertions, such as “[c]limate change is one of the most financially significant environmental issues currently facing CLARCOR’s investors and customers” and “waste and water reduction targets and product related environmental impacts are particularly important ESG considerations in CLARCOR’s sector,” for which it offers no support and with which we disagree. Even if they were true, such statements do not, in our view, lead to the conclusion that the Company should prepare a sustainability report of the type proposed.

With respect to our competitors, we regularly assess our competitive position in the industries in which we participate, and we are confident that our not reporting on sustainability initiatives has not adversely impacted us in any market whatsoever. We do not believe that we have ever lost or endangered business opportunities because we do not sufficiently report on ESG matters. The fact is, we compete against a multitude of publicly and privately held companies around the world, large and small, that do not report on ESG matters, and we do not believe that our doing so would allow us to compete more effectively against them. To the contrary, we believe that adding the costs and distractions that sustainability reporting of the type proposed would entail would only weaken our competitive position with such companies without providing any material benefits to the Company or our shareholders.

As we stated last year in response to the 2014 Proposal, our Board is responsible to the shareholders of the Company as a whole rather than to certain shareholder groups with particular investment philosophies or mandates, no matter how well intentioned they may be. In keeping with this responsibility, we believe that preparing a sustainability report as requested by the proposal would not provide useful information to our shareholders or be of meaningful benefit to the Company or management. Moreover, preparing a sustainability report of the type proposed would require a significant expansion of the types and amount of information we gather, analyze and disclose, would involve significant expense and discretion, and would not be an efficient use of our limited financial and human resources. We therefore once again urge our shareholders to vote against this proposal.

Approval

The shareholder proposal to request the Company to prepare a report of the type proposed will be approved if (i) it is properly presented at the meeting and (ii) receives the affirmative vote of a majority of shares of Common Stock of the Company present in person or represented by proxy at the Annual Meeting and entitled to vote with respect to the proposal. As noted earlier in this Proxy Statement, broker non-votes will not affect the outcome of this proposal, and abstentions will be equivalent to a vote against this proposal. If no voting specification is made on a properly returned or voted proxy card, the proxies named on the proxy card will vote AGAINST the proposal. If this proposal is approved by our shareholders, the Board would consider the request and thereafter take any action that it believes appropriate in the exercise of its business judgment.

For the reasons set forth above, the Board of Directors recommends a vote “AGAINST” this shareholder proposal relating to sustainability reporting.

PROPOSAL NO. 4 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
ACCOUNTING FIRM

Information About Our Independent Registered Public Accounting Firm

The Audit Committee of our Board has appointed the Company’s historic independent registered public accounting firm PricewaterhouseCoopers LLP (“PWC”) as the independent registered public accounting firm to audit the Company’s consolidated financial statements for fiscal year 2015. Notwithstanding PWC’s selection, the Audit Committee, in its discretion, may appoint another independent registered public accounting firm at any time during the year if the Audit Committee believes that such a change would be in the best interest of the Company and its shareholders. The submission of this matter for approval by shareholders is not legally required. However, if the appointment is not ratified by our shareholders, the Audit Committee will consider whether it should appoint another independent registered public accounting firm. A representative of PWC is expected to be present at the 2015 Annual Meeting and will have an opportunity to make a statement if he or she desires to do so, and will respond to appropriate questions from shareholders.

Amounts Paid to PricewaterhouseCoopers LLP

The following table presents fees for professional services rendered by PWC for the audit of the Company’s consolidated financial statements as of and for the fiscal years ended November 29, 2014 and November 30, 2013, and fees billed for other services rendered by PWC during those periods. All numbers have been rounded to the nearest thousand, and any failure to sum correctly on the “Total” line is due to such rounding. Audit fees for fiscal 2014 increased by approximately $900,000 over the prior year principally because of the Company’s substantial fiscal 2014 acquisitions.

	Years Ended
	November 29,	November 30,
	2014	2013
Audit Fees	$2,428,000	$1,509,000
Audit-Related Fees	—	—
Tax Fees	$38,000 (1)	$235,000	(1)
All other Fees	—	$100,000	(2)
Total	$2,466,000	$1,844,000
____________________

(1)	2014: For tax work in connection with (i) certain of the Company’s European subsidiaries; and (ii) certain international customs matters.

2013: For tax work in connection with (i) certain of the Company’s European subsidiaries; (ii) transfer pricing matters; (iii) European acquisition; and (iv) certain US tax elections and filing.

(2)	For work in connection with Company’s due diligence for the Bekaert Advanced Filtration and GE Air Filtration acquisitions.

Audit Committee Pre-Approval Process

The charter of the Audit Committee provides that the Audit Committee is responsible for the appointment, compensation and oversight of the work of the independent auditors and must approve in advance any non-audit services to be performed by the independent auditors. The Audit Committee reviews each proposed engagement to determine whether the provision of non-audit services is compatible with maintaining the independence of the independent auditors, and concluded that the provision of such non-audit services by PWC was compatible with the maintenance of the firm’s independence in the conduct of its auditing functions. Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. All of the fees shown above were pre-approved by the Audit Committee.

Vote Required

A shareholder may mark the accompanying form of proxy to (i) vote for the ratification of the appointment of PWC, (ii) abstain from voting, or (iii) vote against the ratification of the appointment of PWC. If a quorum is present at the Annual Meeting, ratification of the appointment of PWC requires the affirmative vote of a majority of the shares of Common Stock of the Company present in person or represented by proxy at the meeting and entitled to vote with respect to the ratification of the appointment of PWC. Shares represented by proxies which are marked to indicate abstention from this matter will be considered as present and entitled to vote and will therefore be equivalent to a vote against the ratification of PWC’s appointment.

The ratification of the appointment of PWC is a routine matter and may be voted upon by banks, brokerage firms or other nominees without instruction from the beneficial owner of such shares. Consequently, proxies submitted by banks, brokerage firms or other nominees for shares beneficially owned by other persons may, in the absence of specific instructions from such beneficial owners, vote the shares for or against the ratification of the appointment of PWC at the discretion of the bank, brokerage firm or other nominee. If no voting specification is made on a properly returned or voted proxy card, the proxies named on the proxy card will vote FOR the ratification of the selection of in accordance with the Board’s recommendation below.

The Board of Directors recommends a vote FOR the ratification of the selection of PWC.

MISCELLANEOUS

Internet Website

The Company’s Internet address is www.clarcor.com. The Company makes available, free of charge, on this website, its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q, its Current Reports on Form 8-K and amendments to such reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after such forms are electronically filed with the SEC. In addition, the following corporate governance documents can be found on the Corporate Governance section of this website: (a) charters for the Audit Committee, the Director Affairs/Corporate Governance Committee and the Compensation Committee of the Board of Directors; (b) Code of Conduct; (c) Code of Ethics for Chief Executive Officer and Senior Financial Officers; (d) Corporate Governance Guidelines; (e) Disclosure Controls and Procedures; (f) Procedures Regarding Reports of Misconduct or Alleged Misconduct; (g) the Company’s Insider Trading Policy; and (h) the Company’s By-laws. Copies of all of these documents can also be obtained, free of charge, upon written request to the Corporate Secretary, CLARCOR Inc., 840 Crescent Centre Drive, Suite 600, Franklin, TN 37067.

As indicated on the introductory pages to this Proxy Statement, this Proxy Statement and all attachments are available free of charge at: www.clarcorproxy.com.

Proposals of Security Holders for 2016 Annual Meeting of Shareholders

Under Rule 14a-8 of the Exchange Act, any proposal which a shareholder of the Company intends to present at the Annual Meeting of Shareholders to be held in 2016 and which such shareholder desires to have included in the Company’s proxy materials for such meeting must be received by the Secretary of the Company not less than 120 calendar days before the anniversary date of this year’s proxy statement, or October 23, 2015 and otherwise comply with the requirements of Rule 14a-8. If a shareholder wishes to present a proposal at the Annual Meeting of Shareholders to be held in 2016 but not include it in the Company’s proxy materials or submit a nomination for director, under the Company’s By-Laws such proposal must be received by the Secretary of the Company not less than 120 days nor more than 150 days prior to the anniversary date of this year’s Annual Meeting. Since the Annual Meeting of Shareholders of the Company will be held on March 24, 2015, written notice of any such proposal must be received by the Company no earlier than October 25, 2015 and no later than November 24, 2015. In addition, such proposal must meet certain other requirements that are set forth in the Company’s By-Laws. A copy of the Company’s By-Laws may be obtained on the Company’s website or without charge from the Secretary of the Company.

Expense of Solicitation of Proxies

The expense of solicitation of proxies, including printing and postage, will be paid by the Company. In addition to the use of the mail, proxies may be solicited personally, or by telephone, by officers and regular employees of the Company. The Company has employed Georgeson, Inc. to solicit proxies for the Annual Meeting from brokers, bank nominees and other institutional holders. The Company has agreed to pay $1,250 plus the out-of-pocket expenses of Georgeson, Inc., for these services. The Company will reimburse brokers and other persons holding stock in their names, or in the name of nominees, for their expenses for sending proxy materials to principals and obtaining their proxies.

Householding

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single set of proxy materials addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. The Company and some brokers household proxy materials unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If at any time you no longer wish to participate in householding and/or would prefer to receive a separate set of proxy materials, please notify your broker if your shares are held in a brokerage account or our transfer agent, Computershare Investor Services 250 Royall Street Canton, Massachusetts 02021, telephone: 1-800-622-6757 (in the U.S., Canada & Puerto Rico); 1-781-575-4735 (outside the U.S., Canada & Puerto Rico), if you hold registered shares. You may also notify us by contacting the Company’s Secretary, Richard M. Wolfson, at 840 Crescent Centre Drive, Suite 600, Franklin, Tennessee 37067, telephone: (615) 771-3100, and we will promptly deliver such materials to you. You may also contact the above if you (and other shareholders sharing the same address) are receiving multiple copies of proxy materials and wish to receive only one.

By Order of the Board of Directors

/S/ RICHARD M. WOLFSON
RICHARD M. WOLFSON

Secretary

Franklin, Tennessee
February 20, 2015

IMPORTANT ANNUAL MEETING INFORMATION
Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m. EST on March 23, 2015.

Vote by Internet ●Go to www.investorvote.com/CLC ●Or scan the QR code with your smartphone ●Follow the steps outlined on the secure website

Vote by telephone ●Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone ●Follow the instructions provided by the recorded message
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.
Annual Meeting Proxy Card
▼IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

A	Proposals — The Board recommends a vote FOR all nominees; FOR Proposal 2; AGAINST Proposal 3; and FOR Proposal 4.

1.	Election of Directors:	For	Withhold		For	Withhold		For	Withhold

	01 - James W. Bradford, Jr.	☐	☐	02 - Wesley M. Clark	☐	☐	03 - James L. Packard	☐	☐	+

		For	Against	Abstain			For	Against	Abstain

2.	Say on Pay - An advisory non-binding vote on the approval of executive compensation.	☐	☐	☐	3.	Vote regarding the shareholder proposal relating to sustainability reporting.	☐	☐	☐

4.	Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending November 28, 2015.	☐	☐	☐

B	Non-Voting Items
Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting.
☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

YOUR VOTE IS IMPORTANT!

Regardless of whether you plan to attend the Annual Meeting of Shareholders, you can be sure your shares are represented at the meeting by promptly returning your proxy in the enclosed envelope.

▼IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

Proxy / Voting Instruction Card — CLARCOR Inc.
CLARCOR INC.
This proxy is solicited on behalf of the Board of Directors for the Annual Meeting on March 24, 2015

The undersigned hereby appoints ROBERT J. BURGSTAHLER, CHRISTOPHER L. CONWAY, PAUL DONOVAN, MARK A. EMKES, ROBERT H. JENKINS, and PHILIP R. LOCHNER, JR., or any one or more of them, acting alone or jointly as the true and lawful attorneys of the undersigned, with power of substitution, to vote as proxies for the undersigned at the Annual Meeting of Shareholders of CLARCOR Inc. (the “Company”) to be held at the offices of Bass, Berry & Sims PLC, 150 Third Avenue South, Nashville, TN 37201, on Tuesday, March 24, 2015 at 9:00 a.m., Central Time, and all adjournments or postponements thereof, all shares of Common Stock which the undersigned would be entitled to vote and all as fully and with the same effect as the undersigned could do if then personally present.

Receipt is acknowledged of the Company’s Annual Report to Shareholders for the fiscal year ended November 29, 2014, and the Notice and Proxy Statement for the above Annual Meeting.

The Company is aware of four matters to be voted upon at this Annual Meeting: (i) the election of directors — the nominees are James W. Bradford, Jr., Wesley M. Clark and James L. Packard; (ii) a non-binding advisory vote on the Company’s executive compensation; (iii) a vote on a shareholder proposal relating to sustainability reporting; and (iv) the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending November 28, 2015.

You are encouraged to specify your choices by marking the appropriate boxes (see reverse side), but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. If a vote is not specified, the proxies named above will vote FOR the nominees for election as Directors, FOR the approval of the Company’s executive compensation, AGAINST the shareholder proposal relating to sustainability reporting, and FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending November 28, 2015. The proxies named above are authorized to vote in their discretion upon any other business as may properly come before the meeting and any adjournments or postponements thereof. The proxies cannot vote your shares unless you sign and return this card.

(Continued and to be signed on the reverse side)